STOCK PURCHASE AGREEMENT

BY AND AMONG

KAMAN CORPORATION

KAMAN MUSIC CORPORATION

AND

FENDER MUSICAL INSTRUMENTS CORPORATION

Dated as of October 27, 2007

TABLE OF CONTENTS

PAGE
	ARTICLE I

	PURCHASE AND SALE OF THE SHARES

1.1	Purchase and Sale of the Shares	1
1.2	Purchase Price.	1
1.3	Closing	4
1.4	Deliveries by Seller	5
1.5	Deliveries by Buyer	6

	ARTICLE II

	RELATED MATTERS

2.1	Inter-company Accounts	6
2.2	Resignations	7
2.3	Assignment of KMC Name; License of Kaman Music Name.	7

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization of Seller; Authority	7
3.2	No Violation; Consents and Approvals.	8
3.3	Title to Shares	8
3.4	Litigation	9
3.5	Brokers	9

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

4.1	Organization and Qualification of the Company and each Subsidiary; Authority	9
4.2	Capitalization	10
4.3	No Violation; Consents and Approvals	11
4.4	Financial Statements	12
4.5	Absence of Certain Changes or Events	12
4.6	Absence of Undisclosed Liabilities	13
4.7	Title to Personal Property	13
4.8	Title to Real Property	13
4.9	Intellectual Property	14
4.10	Litigation	17

i

4.11	Employee Benefit Plans	17
4.12	Taxes	19
4.13	Contracts and Commitments	22
4.14	Compliance with Laws	24
4.15	Insurance	24
4.16	Labor Matters	24
4.17	Environmental Matters	25
4.18	Affiliate Transactions; Inter-company Transactions	25
4.19	Customers	26
4.20	Suppliers	26
4.21	Product Liability	26
4.22	Sufficiency of Assets	27
4.23	Brokers	27

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization; Authority	27
5.2	No Violation; Consents and Approvals	28
5.3	Litigation	28
5.4	Financing	28
5.5	Acquisition of the Shares for Investment; Securities Act	28
5.6	Brokers	29
5.7	Buyer’s 401(k) Plan	29

	ARTICLE VI

	COVENANTS OF THE PARTIES

6.1	Conduct of the Company's Business	29
6.2	Financial Statements	32
6.3	Access to Information Prior to the Closing; Confidentiality	32
6.4	Reasonable Best Efforts	33
6.5	Consents; Filings; Cooperation	33
6.6	Antitrust Notification	34
6.7	Public Announcements	34
6.8	Access to Books and Records Following the Closing	34
6.9	Repayment of Debt; Release of Liens and Guarantees	34
6.10	Financing	35
6.11	Certain Transfers	35

	ARTICLE VII

	TAX MATTERS

7.1	Certain Definitions	35

7.2	Transfer and Similar Taxes	36
7.3	Real Property and Personal Property Taxes	36
7.4	Return Filings	36
7.5	Carrybacks	38
7.6	Tax Elections	38
7.7	Tax Indemnification	38
7.8	338(h)(10) Elections; No 338(g) Election	41
7.9	Survival of Obligations	43

	ARTICLE VIII

	ADDITIONAL AGREEMENTS

8.1	Company Employees; Employee Contracts and Benefits	43
8.2	Non-Solicitation	45
8.3	No Shop	45
8.4	Termination of Inter-company Commitments	46
8.5	Dispute Resolution	46
8.6	Certain Accounts and Payments	47
8.7	Transition Assistance	47
8.8	Assumption of Indemnification Obligations	47

	ARTICLE IX

	CONDITIONS TO CLOSING

9.1	Conditions to Both Parties' Obligations	48
9.2	Conditions to Seller's Obligations	48
9.3	Conditions to Buyer's Obligations	49

	ARTICLE X

	TERMINATION

10.1	Termination	50
10.2	Procedure and Effect of Termination	51

	ARTICLE XI

	SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

11.1	Survival of Representations and Covenants	51
11.2	Seller's Agreement to Indemnify	52
11.3	Seller's Limitation of Liability	52
11.4	Buyer's Agreement to Indemnify	53
11.5	Buyer's Limitation of Liability	53
11.6	Procedures for Indemnification	53
11.7	Conditions of Indemnification With Respect to Third-Party Claims	53

11.8	Net Payments	54
11.9	Sole Remedy	55
11.10	Environmental Indemnification	55
11.11	Exclusive Remedy for Taxes	55
11.12	Tax Treatment	55

	ARTICLE XII

	MISCELLANEOUS

12.1	Further Assurances	56
12.2	Notices	56
12.3	Amendment, Modification and Waiver	57
12.4	Entire Agreement	57
12.5	Severability	57
12.6	Binding Effect; Assignment	57
12.7	No Third-Party Beneficiaries	58
12.8	Fees and Expenses	58
12.9	Counterparts	58
12.10	Interpretation	58
12.11	Forum	58
12.12	Governing Law	58
12.13	Certain Defined Terms.	58

Exhibit A Form of FIRPTA Certificate
Exhibit B Form of Transition Services Agreement
Exhibit C Form of Bloomfield Real Estate Lease
Exhibit D Form of Trademark Assignment Agreement
Exhibit E Form of Trademark License Agreement

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 27, 2007 (the "Agreement"), by and among KAMAN CORPORATION, a Connecticut corporation ("Seller"), KAMAN MUSIC CORPORATION, a Connecticut corporation and a direct wholly owned subsidiary of Seller (the "Company"), and FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation ("Buyer").

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to dispose of, the business, properties and assets of the Company and its Subsidiaries;

WHEREAS, to effect such transaction, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock (the "Shares") of the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, simultaneously with the execution of this Agreement, Buyer is entering into an employment agreement with each of Paul Damiano, Lawrence Dunn and Edward Miller.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1  Purchase and Sale of the Shares . Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Shares free and clear of all Liens.

1.2  Purchase Price.

(a)  Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, at the Closing, Buyer shall pay to Seller an amount equal to $117,000,000 (the "Base Amount"), plus or minus the Estimated Net Working Capital Adjustment (as adjusted, the "Purchase Price"), by wire transfer of immediately available funds to a bank account as shall be designated by Seller in writing no later than two (2) Business Days prior to the Closing Date.

(b)  (i) The Base Amount shall be adjusted by the amount that the Estimated Closing Net Working Capital (as defined below) deviates from the Target Net Working Capital (the "Estimated Net Working Capital Adjustment"). "Target Net Working Capital" is an amount equal to $54,279,000. Two Business Days prior to the Closing, Seller shall deliver to Buyer a statement containing, in reasonable detail, its good faith estimate of (x) the Net Working Capital (as defined below) as of the Closing Date (the "Estimated Closing Net Working Capital") and (y) the amount of Cash as of 11:59 p.m. on the Closing Date, net of Seller’s good faith estimate of any tax and currency exchange costs to Seller or the Company attributable to repatriating to the United States any portion of such Cash which is held outside the United States (such net amount, the "Estimated Closing Cash"). If the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, then the Base Amount shall be increased by such excess. If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, then the Base Amount shall be decreased by such deficiency. In addition, the Base Amount shall be increased by the amount of the Estimated Closing Cash. "Net Working Capital" means, on a consolidated basis, the Company's and its Subsidiaries' (i) current assets minus (ii) current liabilities, in each case excluding Cash, Inter-company Accounts, Income Taxes payable or receivable and any deferred Income Tax assets or liabilities, and shall be determined in accordance with the methodology illustrated in Schedule 1.2(b) and, to the extent not inconsistent with such methodology, in accordance with GAAP and consistent with the methodology and principles used in the preparation of the Financial Statements. The cash overdraft in accounts payable will be eliminated from the Estimated Closing Net Working Capital and the Closing Net Working Capital (as defined below). The cash overdraft is included in Target Net Working Capital.

(ii)  As soon as practicable, but in no event later than 75 days following the Closing Date, Buyer shall deliver to Seller a statement containing, in reasonable detail, the Net Working Capital as of the Closing (the "Closing Net Working Capital"), together with the workpapers used in the preparation thereof.

(iii)  Seller shall have 30 days within which to review the statement of the Closing Net Working Capital after Buyer's delivery thereof. If Seller disputes the Closing Net Working Capital, Seller shall notify Buyer in writing of its objection to the Closing Net Working Capital within such 30-day period, together with a description of the basis for such dispute in reasonable detail. Buyer and Seller shall, within 30 days following receipt of such notice (the "Resolution Period"), attempt to resolve their differences in good faith and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute to Deloitte & Touche LLP or such other nationally recognized firm of independent accountants mutually agreeable to Buyer and Seller (the "Independent Accounting Firm") for resolution by delivering to the Independent Accounting Firm their position with respect to such items. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally between Seller and Buyer. The Independent Accounting Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only those issues still in dispute. The Independent Accounting Firm's determination shall be requested to be made within 30 days of submission as provided above and shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term "Final Net Working Capital", as hereinafter used, shall mean the definitive Closing Net Working Capital agreed to by Buyer and Seller or the definitive Closing Net Working Capital resulting from the determinations made by the Independent Accounting Firm (in addition to those items theretofore agreed to by Seller and Buyer).

(iv)  Within three Business Days after the Final Net Working Capital is agreed to or any remaining disputed items are ultimately resolved pursuant to Section 1.2(b)(iii): (y) if the Final Net Working Capital exceeds the Estimated Closing Net Working Capital, Buyer shall pay Seller the amount of such excess by wire transfer in immediately available funds to an account specified by Seller; and (z) if the Estimated Closing Net Working Capital exceeds the Final Net Working Capital, Seller shall pay Buyer the amount of such excess by wire transfer in immediately available funds to an account specified by Buyer.

(c)  (i) As soon as practicable, but in no event later than 15 Business Days following the Closing Date, Buyer shall deliver to Seller a statement containing, in reasonable detail, the amount of Cash as of 11:59 p.m. on the Closing Date, net of Buyer's good faith estimate of any tax and currency exchange costs to Buyer attributable to repatriating to the United States any portion of such Cash which is held outside the United States (such net amount, the "Closing Cash"), and the amount of Indebtedness as of the Closing (the "Closing Indebtedness"), together with the workpapers used in the preparation thereof.

(ii)  Seller's review of the statement of Closing Cash and Closing Indebtedness and the resolution of any disputes between Seller and Buyer with respect to Closing Cash and Closing Indebtedness shall be governed by the same procedure as set forth in Section 1.2(b)(iii). The terms "Final Closing Cash" and "Final Closing Indebtedness", as hereinafter used, shall mean the definitive Closing Cash and Closing Indebtedness, respectively, agreed to by Buyer and Seller or the definitive Closing Cash and Closing Indebtedness, respectively, resulting from the determinations made by the Independent Accounting Firm (in addition to those items theretofore agreed to by Seller and Buyer).

(iii)  Within three Business Days after the Final Closing Cash and the Final Closing Indebtedness are agreed to or any remaining disputed items are ultimately resolved pursuant to Section 1.2(c)(ii): (w) if the Final Closing Cash exceeds the Estimated Closing Cash, Buyer shall pay Seller such excess by wire transfer in immediately available funds to an account specified by Seller; (x) if the Estimated Closing Cash exceeds the Final Closing Cash, Seller shall pay Buyer such excess by wire transfer in immediately available funds to an account specified by Buyer; (y) if the Final Closing Indebtedness is a positive amount, Seller shall pay Buyer such amount by wire transfer in immediately available funds to an account specified by Buyer; and (z) if the Final Closing Indebtedness is a negative amount, Buyer shall pay Seller such amount by wire transfer in immediately available funds to an account specified by Seller. If any portion of the Final Closing Cash is denominated in a non-U.S. currency, Buyer may at its election pay such amount in such currency.

(d)  (i) As soon as practicable, but in no event later than 15 Business Days following the Closing Date, Seller shall deliver to Buyer a statement containing, in reasonable detail, the amounts outstanding and not settled under all Inter-company Accounts as of the Closing (the "Closing Inter-company Balances"), together with the workpapers used in the preparation thereof.

(ii)  Buyer's review of the statement of Closing Inter-company Balances and the resolution of any disputes between Seller and Buyer with respect to Closing Inter-company Balances shall be governed by the same procedure as set for in Section 1.2(b)(iii). The term "Final Closing Inter-company Balances", as hereinafter used, shall mean the definitive Closing Inter-company Balances agreed to by Buyer and Seller or the definitive Closing Inter-company Balances resulting from the determinations made by the Independent Accounting Firm (in addition to those items theretofore agreed to by Seller and Buyer).

(iii)  Within three Business Days after the Final Closing Inter-company Balances are agreed to or any remaining disputed items are ultimately resolved pursuant to Section 1.2(d)(ii): (y) if there are any Final Closing Inter-company Balances owing to the Company or any Subsidiary by Seller or any of its subsidiaries (other than the Company or any Subsidiary), Seller shall pay Buyer such amounts by wire transfer in immediately available funds to an account specified by Buyer; and (z) if there are any Final Closing Inter-company Balances owing to Seller or any of its subsidiaries (other than the Company or any Subsidiary) by the Company or any Subsidiary, Buyer shall pay Seller such amounts by wire transfer in immediately available funds to an account specified by Seller.

(e)  Any adjustment made pursuant to this Section 1.2 shall be deemed an adjustment to the Purchase Price.

1.3  Closing . The Closing of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036, at 10:00 a.m., local time, on the third Business Day after the conditions to Closing set forth in Article IX hereof (other than conditions which by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other place, date and time as shall be mutually agreed upon by the parties hereto, except that, if the Closing were in accordance with the foregoing required to be held before December 31, 2007, the Closing shall be held on December 31, 2007; provided, however, that the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. on the date on which the Closing actually occurs (the "Closing Date").

1.4  Deliveries by Seller . Prior to or at the Closing, Seller shall deliver or cause to be delivered the following:

(a)  a stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank;

(b)  the minute books, stock books, stock ledgers and corporate seals of the Company and its Subsidiaries;

(c)  the resignations of directors and officers referred to in Section 2.2;

(d)  the Transition Services Agreement executed by Seller and the Company;

(e)  the Bloomfield Real Estate Lease executed by Seller;

(f)  the Trademark Assignment Agreement executed by Seller and the Company;

(g)  the Trademark License Agreement executed by Seller and the Company;

(h)  a duly executed certification, substantially in the form of Exhibit A hereof, that Seller is not a foreign person within the meaning of Treasury Regulation Section 1.1445-2(b)(2)(iv);

(i)  the officer's certificate referred to in Section 9.3(g); and

(j)  all other documents, certificates or written instruments required to be delivered by Seller prior to or at the Closing pursuant to this Agreement or otherwise required in connection herewith.

1.5  Deliveries by Buyer . Prior to or at the Closing, Buyer shall deliver or cause to be delivered the following:

(a)  cash in an amount equal to the Purchase Price, by wire transfer of immediately available funds to a bank account designated by Seller in accordance with Section 1.2(a);

(b)  the Transition Services Agreement executed by Buyer;

(c)  the Bloomfield Real Estate Lease executed by the Company;

(d)  the Trademark Assignment Agreement executed by Buyer;

(e)  the Trademark License Agreement executed by Buyer;

(f)  the officer's certificate referred to in Section 9.2(c) hereof; and

(g)  all other documents, certificates or written instruments required to be delivered by Buyer prior to or at the Closing pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE II

RELATED MATTERS

2.1  Inter-company Accounts. Other than as provided in Section 8.4 and except as set forth on Section 2.1 of the Seller Disclosure Schedule, at or prior to the Closing, Seller shall, and shall cause its subsidiaries to, take all commercially reasonable actions necessary to settle as of the Closing all cash balances, inter-company payables and receivables, indebtedness and other accounts between the Company or any Subsidiary, on the one hand, and Seller or its other subsidiaries (other than the Company and the Subsidiaries), on the other hand (the "Inter-company Accounts"), and shall ensure that none of the Company and the Subsidiaries shall owe any Liability relating to the Inter-company Accounts to Seller or any of its subsidiaries, or vice versa. Any Inter-company Accounts not settled as of the Closing (including those set forth on Section 2.1 of the Seller Disclosure Schedule) shall result in an adjustment to the Purchase Price pursuant to Sections 1.2(d) and 1.2(e).

2.2  Resignations. At the Closing, Seller shall cause each officer and director of the Company to resign as an officer or a director of the Company and each officer and director of each Subsidiary to resign as an officer or a director of each Subsidiary (other than any such officer and director of the Company or a Subsidiary identified in writing by Buyer to Seller at least five Business Days before the Closing), each such resignation to be effective as of the Closing.

2.3  Assignment of KMC Name;  License of Kaman Music Name.

(a)  At and effective upon the Closing, Seller shall assign to the Company any and all right, title or interest it has in and to the Trademark "KMC," and any registrations and pending applications related thereto (all of which are identified on Section 2.3 of the Seller Disclosure Schedule), along with all goodwill associated therewith and the rights to prior infringement claims related thereto, pursuant to the Trademark Assignment Agreement.

(b)  At and effective upon the Closing, Seller shall grant (and, if applicable, Seller shall cause its subsidiaries to grant) to the Company, the Subsidiaries and Buyer (collectively, the "Licensees") a license to use the names and Trademarks "Kaman Music Corporation," "Kaman Music" and any derivation thereof used by Seller in the Music Business prior to the Closing on the terms and subject to the limitations provided in the Trademark License Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by Seller to Buyer prior to the execution of this Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to Buyer as follows:

3.1  Organization of Seller; Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut, and has all requisite corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (collectively, the "Enforceability Exceptions"). Each of the Ancillary Agreements will be duly executed and delivered by Seller as of the Closing and, assuming that each such Agreement constitutes a valid and binding obligation of the other parties thereto (other than any subsidiary of Seller), will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

3.2  No Violation; Consents and Approvals.

(a)  The execution and delivery by Seller of this Agreement and the Ancillary Agreements do not and will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) any judgment, order, injunction or decree (an "Order"), or statute, law, ordinance, rule or regulation ("Applicable Law"), applicable to Seller or the property or assets of Seller or (iii) any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation ("Contracts") to which Seller is a party or by which Seller or its assets may be bound, except, in the case of clauses (ii) and (iii) where any such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing and which, individually or in the aggregate, are immaterial and do not and would not reasonably be expected to materially impair or materially delay Seller's ability to consummate the transactions contemplated by this Agreement.

(b)  No consent, approval, order or authorization of or from, or registration, declaration or filing with ("Consent"), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign ("Governmental Authority"), or any other third person, is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby or thereby, other than, in each case, (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any foreign antitrust laws (the "Foreign Antitrust Approvals") and (ii) compliance with and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except those that the failure to obtain or make, individually or in the aggregate, are immaterial and do not and would not reasonably be expected to materially impair or materially delay Seller's ability to consummate the transactions contemplated by this Agreement.

3.3  Title to Shares. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Seller is the record and beneficial owner of the Shares, free and clear of all Liens, except for Liens created by this Agreement, and upon consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Shares to Buyer, free and clear of all Liens. Seller is not party to or bound by (i) any stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares or (ii) any agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Shares.

3.4  Litigation. (a) As of the date hereof, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third person, which, individually or in the aggregate, if adversely determined, could reasonably be expected to materially impair Seller's ability to consummate the transactions contemplated hereby, and (b) there are no outstanding Orders of any Governmental Authority affecting Seller or its assets, which, individually or in the aggregate, could reasonably be expected to materially impair Seller's ability to consummate the transactions contemplated hereby.

3.5  Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or any of its directors, officers, employees, representatives or agents, except for Lazard Freres & Co. LLC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by Seller and the Company to Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company and Seller each represents and warrants, jointly and severally, to Buyer as follows:

4.1  Organization and Qualification of the Company and each Subsidiary; Authority.

(a)  The Company and each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing, where applicable, under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other similar power and authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof in all material respects. The Company and each Subsidiary is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing, where applicable, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so duly qualified or licensed and in good standing, where applicable, would not subject the Company and its Subsidiaries to material Liabilities. Seller has heretofore made available to Buyer complete and correct copies of the certificate of incorporation and bylaws, or other similar organizational documents, of the Company and each Subsidiary, as in effect as of the date of this Agreement. As used in this Agreement, the term "Subsidiary" shall mean any person with respect to which the Company holds or controls, directly or indirectly, (i) voting power to elect a majority of the board of directors or others performing similar functions or (ii) at least 50% of the equity interests. The Company's only Subsidiaries are: Musicorp, LLC, a limited liability company organized under the laws of the State of Delaware; KMI Europe, Inc., a corporation incorporated under the laws of the State of Delaware; Genz Benz Enclosures, Inc., a corporation incorporated under the laws of the State of Arizona; and B & J Music Ltd., a company organized under the laws of Ontario, Canada.

(b)  The Company has all requisite corporate power and corporate authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

4.2  Capitalization.

(a)  The authorized capital stock of the Company consists of 5,000 shares of common stock, $1.00 par value, of which 1,000 shares, constituting the Shares, are validly issued and outstanding, fully paid and non-assessable. The authorized and issued capital of each Subsidiary consists of:

•	Musicorp, LLC - non-unitized membership interests;

•	KMI Europe, Inc. - 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding;

•	Genz Benz Enclosures, Inc. - 1,000,000 shares of common stock, no par value, of which 100 shares are issued and outstanding; and

•	B & J Music Ltd. - unlimited shares of common stock, no par value, of which 5,881 shares are issued and outstanding.

All issued and outstanding shares of capital stock or other equity securities of the Subsidiaries (the "Subsidiary Shares") have been duly authorized and are validly issued, fully paid and non-assessable and owned by the Company. The Company has good and valid title to such shares or other equity securities, free and clear of any Liens, except for Liens created by this Agreement.

(b)  Neither the Shares, nor any Subsidiary Shares, were issued in violation of, or are subject to, any preemptive, subscription or similar rights. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which Seller, the Company or each Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or each Subsidiary. None of the Company and its Subsidiaries are party to or bound by (i) any stockholder agreements, voting trusts, proxies or other agreements or understandings relating to the holding, voting, sale, purchase, redemption or other acquisition of the Shares or the Subsidiary Shares or (ii) any agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Shares or Subsidiary Shares.

(c)  Except for the Subsidiary Shares, the Company and its Subsidiaries do not own, directly or indirectly, beneficially or of record, any capital stock of or other equity or voting securities or interests in any other person. There are no outstanding obligations of the Company or any Subsidiary to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither the Company nor any Subsidiary currently has outstanding any such investment or obligation to provide funds, to any other person.

4.3  No Violation; Consents and Approvals.

(a)  The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (i) any provision of the certificate of incorporation or bylaws or other similar organizational documents of the Company or any Subsidiary, (ii) any Order or Applicable Law applicable to the Company or any Subsidiary or the property or assets of the Company or any Subsidiary, in any material respect or (iii) any material Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the Company's or each Subsidiary's material assets may be bound, except, in the case of clauses (ii) and (iii) where any such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing and which, in the aggregate, are immaterial and do not and would not reasonably be expected to materially impair or materially delay the Company's ability to consummate the transactions contemplated by this Agreement.

(b)  No Consent of or with any Governmental Authority, or any other third person, is required to be obtained or made by or with respect to the Company and the Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than, in each case, (i) compliance with and filings under the HSR Act and any Foreign Antitrust Approvals and (ii) compliance with and filings under the Exchange Act, except those that the failure to obtain or make such Consent or filing, individually or in the aggregate, are immaterial and do not and would not reasonably be expected to materially impair or materially delay the Company's ability to consummate the transactions contemplated by this Agreement.

4.4  Financial Statements.

(a)  Seller has heretofore delivered to Buyer true and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005 and 2006 and the related consolidated income and cash flow statements for the years ended December 31, 2004, 2005 and 2006 and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004, March 30, 2007, June 29, 2007 and September 28, 2007 and the related consolidated income and cash flow statements for the three months ended March 31, 2006 and March 30, 2007, the three months ended June 30, 2006 and June 29, 2007 and the three months ended September 29, 2006 and September 28, 2007 (collectively, and together with the financial statements required to be delivered pursuant to Section 6.2, the "Financial Statements"). The consolidated balance sheet of the Company and its Subsidiaries as of June 29, 2007 is hereinafter referred to as the "Balance Sheet." The Financial Statements (a) fairly present, or will fairly present, in all material respects the financial condition and the results of operations and cash flows of the Company and each Subsidiary as of the dates and for the periods indicated and (b) have been prepared, or will be prepared, in accordance with generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein and for the absence of footnotes and, in the case of interim financial statements, for normal year-end adjustments which are not material.

(b)  At all times since December 31, 2003, the Company has had in effect internal accounting controls that provide reasonable assurance (i) that assets of the Company and each of its Subsidiaries are protected and transactions are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Company's consolidated financial statements referred to in Section 4.4(a).

4.5  Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, at all times from December 31, 2006 through the date of this Agreement, (i) the Company and each Subsidiary has operated their respective businesses in the ordinary course of business consistent with past practice, (ii) the Company and each Subsidiary have not engaged in any of the activities prohibited to be taken by the Company or each Subsidiary during the period from the date of this Agreement to the Closing Date by Section 6.1, and (iii) there have occurred no changes or events which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. "Company Material Adverse Effect" means such event, change or effect which is materially adverse to (a) the business, properties, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby; provided however, that economic or market conditions which do not disproportionately impact the Company and the Subsidiaries taken as a whole or the industry in which they operate shall not constitute events, changes or effects for this purpose.

4.6  Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liabilities other than (i) Liabilities which are accrued or reserved against on the Balance Sheet consistent with GAAP, (ii) Liabilities incurred in the ordinary course of business consistent with past practice, (iii) Liabilities under Contracts existing as of the date of this Agreement which are not required by GAAP to be reflected on the Balance Sheet and which are not attributable to any breach by the Company or any Subsidiary prior to the Closing and (iv) immaterial Liabilities. "Liabilities" means any debt, liability or obligation, whether matured or unmatured, fixed, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

4.7  Title to Personal Property. The Company and each Subsidiary has good and valid title to all personal property, whether tangible or intangible, owned by it, and a valid and enforceable right to use all personal property leased by or licensed to it, other than personal property that is not material in the aggregate to the Company and the Subsidiaries, taken as a whole, which is used in or, in the opinion of the Company, necessary to the conduct of the business of the Company and the Subsidiaries (the "Personal Property") (except for (w) inventory subsequently sold in the ordinary course of business, (x) obsolete property sold or otherwise disposed of in the ordinary course of business, (y) any lease or license which shall have terminated in accordance with its terms, and (z) accounts, bills and notes receivables subsequently collected), in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than (i) Liens relating to personal property leases which are not required to be listed in Section 4.13 of the Company Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith and (iv) other Liens or imperfections of title, individually or in the aggregate, that do not materially impair the use or value of the property to which they relate (the Liens and imperfections of title described in clauses (ii), (iii) and (iv), collectively, the "Permitted Liens").

4.8  Title to Real Property.

(a)  Section 4.8(a) of the Company Disclosure Schedule lists all real property and interests in real property owned in fee or leased by the Company or a Subsidiary (collectively, "Real Property"). The Real Property constitutes all real property and leasehold interests in real property used in or, in the opinion of the Company, necessary for the conduct of the business of the Company and each Subsidiary.

(b)  As used in this Agreement, the term "Real Estate Permitted Liens" shall mean:

(1)   All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the Real Property, which in the opinion of the Company do not materially impair the use by or value to the Company and the Subsidiaries of the Real Property;

(2)   All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not impair the use of the Real Property to which they relate;

(3)   All encroachments, overlaps, boundary line disputes, shortages in area, drainage and other similar easements, rights of persons in possession and other matters not of record which would be disclosed by title reports relating to the Real Property;

(4)   All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

(5)   All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property.

(c)  The Company and each Subsidiary have (i) good and valid title and are record owners to all Real Property owned by each of them, and (ii) valid leasehold interests in all Real Property leased by each of them, in each case, free and clear of all Liens, except for (1) in the case of (ii) above only, Liens that may have been created or suffered by the lessor thereto, (2) Permitted Liens and (3) Real Estate Permitted Liens.

(d)  (i) The Real Property is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used, (ii) the Company and the Subsidiaries have rights of egress and ingress with respect to each Real Property that are sufficient for them to conduct their business and (iii) there are no defects in or other adverse conditions affecting any Real Property that, individually or in the aggregate, do not materially impair the use or value of such Real Property.

4.9  Intellectual Property.

(a)  Section 4.9(a) of the Company Disclosure Schedule, as it may be amended, added to or updated pursuant to the immediately succeeding sentence, sets forth a complete list as of the date hereof of all: (i) registered Patents and pending Patent applications, (ii) registered and material unregistered Trademarks and pending Trademark applications, and (iii) material registered and material unregistered Copyrights; in each case that are owned by the Company or its Subsidiaries ("Scheduled Intellectual Property") and, with respect to each item, the owner of such item, and with respect to each registered item and each item subject to an application for registration, the registration or application number and all jurisdictions in which such item is registered or an application for registration is pending. Until the Closing Date Seller reserves the right to amend, add to and update Section 4.9(a) of the Company Disclosure Schedule and any such amendment, addition or update shall be deemed to be retroactive to the date of this Agreement, including without limitation for purposes of Section 9.3 and Article XI. Except for the Licensed Marks and the Intellectual Property used by Company and its Subsidiaries pursuant to the Transition Services Agreement, none of the Seller nor any of its Affiliates (other than the Company and its Subsidiaries) own, license, maintain rights in or otherwise provide any Intellectual Property used in the business of the Company and its Subsidiaries. Except the Copyrights listed on Section 4.9(a) of the Company Disclosure Schedule, the Copyright registrations owned by the Company or any of its Subsidiaries are not material to their respective businesses. None of the Company nor any of its Subsidiaries uses any Trade Secrets that are material to their business and that will not be available to the Company or its Subsidiaries after the Closing and after the expiration or termination of the Transition Services Agreement, on the same terms as such Trade Secrets were available to the Company and its Subsidiaries prior to the Closing.

(b)  (i) Each of the Company and its Subsidiaries owns: (y) to the knowledge of Seller, Copyright registrations not listed on Section 4.9(a) of the Company Disclosure Schedule, and (z) all other Intellectual Property registrations, in each of (y) and (z) that are registered in the name of the Company or its Subsidiaries and are used in the conduct of their respective businesses as conducted on the date hereof in the jurisdictions in which such Intellectual Property is registered on the date hereof, all of which rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement; (ii) to the knowledge of the Seller, each of the Company and its Subsidiaries owns or has the right to use all of the Intellectual Property used in the conduct of their respective businesses as conducted on the date hereof in the jurisdictions in which such Intellectual Property is used by them on the date hereof but is unregistered, all of which rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement; (iii) with respect to Scheduled Intellectual Property and all other Intellectual Property owned by the Company and its Subsidiaries (the "Owned Intellectual Property"), the Company or a Subsidiary exclusively owns (beneficially, and of record where applicable) all such Intellectual Property, free and clear of all Liens, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business except where the failure to have such ownership is immaterial; and (iv) to the knowledge of Seller, all Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's or its Subsidiaries' use of, or its rights to, such Intellectual Property.

(c)  As of the date hereof, there is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the knowledge of Seller, threatened against the Company or the Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use any Owned Intellectual Property, and to the knowledge of Seller, any other Intellectual Property. To the knowledge of Seller, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To the knowledge of Seller, no person is violating any Owned Intellectual Property.

(d)  The Company and the Subsidiaries have taken reasonable measures to protect the material Owned Intellectual Property, and to protect the confidentiality of all material Trade Secrets that are owned by the Company or the Subsidiaries, or that are used or held by the Company or the Subsidiaries to the extent used or held by them, and, to the knowledge of Seller, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. The Company and its Subsidiaries have taken commercially reasonable steps to protect their material Owned Intellectual Property and, with immaterial exceptions, any employees, consultants, contractors and agents that made a contribution to any Owned Intellectual Property have executed or are subject to agreements under which such Intellectual Property rights are assigned to and owned exclusively by the Company or the Subsidiaries and such employees, consultants, contractors and agents are bound to maintain the confidentiality of all confidential information of any material value to the Company and the Subsidiaries.

(e)  To the knowledge of Seller, no person has gained unauthorized access to the IT Assets within twelve months prior to the date hereof. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The IT Assets owned, used or held for use by the Company or any of its Subsidiaries have not materially malfunctioned within the three years prior to the date hereof, or if they have, such malfunctions have been resolved to enable the Company's operations to continue. The consummation of the transactions contemplated by this Agreement shall have no adverse effect on the Company's and its Subsidiaries' access to and use of any material IT Assets, except to the extent that services provided under the Transition Services Agreement will no longer be available to the Company or its Subsidiaries following the termination or expiration of such agreement.

(f)  Section 4.9(f) of the Company Disclosure Schedule sets forth (i) all material agreements under which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property (other than "shrink wrap" or "click through licenses), (ii) all material agreements under which a third party is licensed or otherwise permitted to use any Owned Intellectual Property, and (iii) any other material agreements to which the Company or any of its Subsidiaries is a party and which involve Intellectual Property (including without limitation non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements) (collectively, "Intellectual Property Contracts").

(g)  Seller has provided to Buyer complete copies of all of the Intellectual Property Contracts that are in writing. Each Intellectual Property Contract is in full force and effect and is valid and binding on the Company or its Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. None of the Company, any Subsidiary or, to the knowledge of Seller, any other person who is a party thereto is in material breach or violation of, or default under, any Intellectual Property Contract and to the knowledge of Seller, no event has occurred which would result in a breach of or default under, require any consent or other action by any person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under (in each case, with or without notice or lapse of time, or both) any Intellectual Property Contract. No Intellectual Property Contract is subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's or its Subsidiaries' use thereof or its rights thereto. No claim has been threatened or asserted in writing that the Company or its Subsidiaries, or to the knowledge of the Company, another person has breached any Intellectual Property Contract. No party to any Intellectual Property Contract has given notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew such contract. None of the Company or its Subsidiaries, nor to the knowledge of the Seller any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. Consummation of the transactions contemplated by this Agreement will not place the Company or its Subsidiaries in breach or default of any material Intellectual Property Contract, or trigger any modification, termination or acceleration thereunder, or create any license under or Lien on Intellectual Property owned or held by the Company.

4.10  Litigation. As of the date hereof, there are no material claims, actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened against or affecting the Company or any Subsidiary or any of their respective assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third person. As of the date hereof, to the knowledge of Seller, no event has occurred or circumstance exists that would reasonably be likely to serve as a basis for the commencement of any material claims, actions, suits, investigations or proceedings that would challenge the validity of this Agreement or the transactions contemplated hereby.

4.11  Employee Benefit Plans.

(a)  Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all benefit and compensation plans, contracts, policies or arrangements, including, but not limited to, "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, severance, employment, stock option, stock purchase, stock appreciation rights, stock-based, incentive and bonus plans and arrangements, in any case, which are or have since January 1, 2002, been sponsored, maintained, contributed to or required to be contributed to by Seller or the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller or the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, providing benefits to current or former employees of the Company and any of its Subsidiaries and current or former directors of the Company, other than such plans, contracts, policies or arrangements not subject to the laws of the United States or that were in place at Subsidiaries or businesses prior to their acquisition by the Company and not continued after such acquisition and for which each such Subsidiary or business had no continuing liabilities or obligations following such acquisition (individually, a "Plan" and, together, the "Plans"); and Seller has made available to Buyer true and complete copies of all such written Plans, including, but not limited to, any trust instruments, insurance contracts and all amendments thereto. Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan sponsored, maintained, contributed to or required to be contributed to by the Company or by any ERISA Affiliate, providing benefits to current or former employees of the Company, that is not subject to the laws of the United States and are maintained outside of the United States primarily for the benefit of employees working outside of the United States (the "Non-U.S. Plans"). Section 4.11(a) of the Company Disclosure Schedule identifies each Plan and each Non-U.S. Plan that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries (individually, a "Company Plan" and, together, the "Company Plans").

(b)  No Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), and no withdrawal liability has been incurred by or asserted against the Company or any ERISA Affiliate with respect to any multiemployer plan that has not been satisfied in full.

(c)  (i) With respect to each Plan that is intended to satisfy the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), Seller or the Company has obtained a favorable determination letter from the Internal Revenue Service (the "IRS") to such effect, covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, (ii) to the knowledge of Seller, none of the determination letters has been revoked by the IRS nor has the IRS given any written notice to Seller or the Company that it intends to revoke any such determination letter and neither Seller nor the Company is aware of any circumstances likely to result in the loss of the qualification of any such Plan under Section 401(a) of the Code, (iii) neither Seller, the Company nor any of their ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been satisfied in full, other than liability for premiums (which have been paid when due), and no condition exists that presents a material risk to the Buyer of incurring any such liability, (iv) no Plan and no trust established thereunder has any accumulated funding deficiency within the meaning of Section 302(a) of ERISA and Section 412 of the Code and no ERISA Affiliate has an outstanding funding waiver, (v) no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended has been required to be filed for any Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement and no notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code, (vi) no material tax has been imposed pursuant to Section 502 of ERISA, Section 4975 or Section 4976 of the Code in respect of any Company Plan which has not been satisfied.

(d)  As of the date hereof, there are no material pending or, to the knowledge of Seller threatened, litigation or claims by or on behalf of any of the Company Plans, by any employee or beneficiary covered under any such Company Plan , or otherwise involving any such Company Plan or Non-U.S. Plan (other than routine claims for benefits). Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan or collective bargaining agreement.

(e)  Each Plan has been operated in all material respects in accordance with its terms and the requirements of ERISA, the Code and other Applicable Law.

(f)  There has been no amendment to, announcement by Seller or its subsidiaries or the Company or the Subsidiaries relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Buyer to merge, amend or terminate any of the Plans or (z) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

(g)  Since January 1, 2005, all Plans that are "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) have been operated in good faith compliance with Section 409A of the Code, the proposed or final regulations or other guidance issued thereunder.

(h)  All Non-U.S. Plans have been operated in all material respects in compliance with Applicable Law. As of the date hereof, there is no material pending or, to the knowledge of Seller, threatened litigation relating to Non-U.S. Plans.

4.12  Taxes.

(a)  Seller or one of Seller's affiliates has (i) timely filed with the appropriate taxing authorities all Income Tax and other material Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company and each Subsidiary and such Tax Returns are true, correct and complete in all material respects, (ii) timely paid (or has had paid on its behalf) or made adequate provision, to the extent described in Section 4.12(a) of the Seller Disclosure Schedule, in accordance with accepted accounting standards for the payment of all Taxes (as hereinafter defined) of the Company and each Subsidiary shown to be due on such filed Tax Returns, (iii) established on its balance sheet, in accordance with GAAP, consistently applied in accordance with the Company's historical practices insofar as such practices are consistent with GAAP, reserves that are adequate for the payment of any Taxes of the Company or any Subsidiary through the Closing Date, (iv) complied with all Applicable Laws relating to the withholding of Taxes, the payment thereof and any information reporting requirements (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws) and (v) timely withheld from individual employee wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all Applicable Laws. Neither Seller, the Company nor any Subsidiary has received any written notice of deficiency or assessment from any federal, state, local or other taxing authority with respect to material liabilities for Taxes of the Company or any Subsidiary which have not been fully paid or finally settled. None of Seller, the Company and the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Company or any Subsidiary.

(b)  There are no Liens for Taxes upon any assets of the Company or of any Subsidiary, except Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns of the Company or any Subsidiary with respect to any taxable year or period (or portion thereof) beginning after December 31, 2003, nor is any Tax audit or other proceeding currently pending, nor has there been any written notice by any taxing authority or other Governmental Authority regarding any audit or other proceeding, nor, to the knowledge of Seller, is any Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns.

(c)  No extension of time within which to file any Tax Returns of the Company or any Subsidiary has been requested; however, if an extension has been requested for any Tax Returns of the Company or any Subsidiary, such Tax Returns have been or will be filed by the extended due date.

(d)  Neither the Company nor any Subsidiary is required to include in income any adjustment under Section 481(a) of the Code or under any similar provision of state, local or foreign law and neither the Company nor any Subsidiary has knowledge that any Governmental Authority has proposed in writing any such adjustment or change in accounting method.

(e)  To the knowledge of Seller, no jurisdiction where the Company or any of the Subsidiaries do not file Tax Returns has made a written claim that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)  Neither the Company nor any of the Subsidiaries has been part of any combined, consolidated, unitary or other affiliated group for Tax purposes with any person other than a group of which Seller is a parent. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary has any liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)  Each Subsidiary has been and is properly characterized by Seller as a corporation for U.S. federal income tax purposes, except for Musicorp, LLC, which has been and is properly characterized by Seller as a disregarded entity for U.S. federal income tax purposes.

(h)  Neither the Company nor any of the Subsidiaries has participated in (i) any reportable or listed transaction as defined under Code Section 6011 or (ii) any other transaction for which it is required to disclose to the IRS to avoid penalties. If the Company or any of the Subsidiaries has participated in a transaction described in the preceding sentence, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(i)  The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(j)  As used in this Agreement:

(i)  "Tax" or "Taxes" means all taxes, levies or other like assessments, charges, fees or other assessments or impositions of any kind (including estimated taxes, charges and fees), including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

(ii)  "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

(iii)  "Income Tax" shall mean any federal, state, local or foreign Tax based upon, measured by, or calculated with respect to (A) net income or profits (including capital gains Taxes, alternative minimum Taxes and Taxes on items of Tax preference, but not including sales, use, real or personal property transfer or other similar Taxes), or (B) multiples bases (including corporate franchise Taxes), if one or more of the principal bases on which such Tax may be based, measured by, or calculated with respect to is described in (A).

(iv)  "Income Tax Return" shall mean any Tax Return prepared in connection with Income Taxes.

(v)  "Non-Income Tax" means any Tax other than Income Tax.

4.13  Contracts and Commitments.

(a)  Section 4.13 of the Company Disclosure Schedule sets forth a list as of the date hereof of all material Contracts to which the Company or each Subsidiary is a party or by which the Company, each Subsidiary or any of their respective assets are bound, except Intellectual Property Contracts, (each, a "Material Contract"), including, without limitation:

(i)  any Contract that contains a change of control clause with respect to the Company or any Subsidiary;

(ii)  any Contract that restricts the ability of the Company or any Subsidiary to (x) engage in any business anywhere in the world, (y) solicit or retain any customer or other party to do business, or (z) solicit or hire any person to become an employee;

(iii)  Contracts with Seller or any of its affiliates (other than the Company or any Subsidiary) or any officer, director or employee of Seller, the Company or any Subsidiary or any of such affiliates;

(iv)  Contracts under which the Company or any Subsidiary has borrowed or loaned money or granted any Liens, or any note, bond, indenture or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $100,000;

(v)  Contracts relating to the acquisition or disposition of any business or assets outside the ordinary course of business consistent with past practice since January 1, 2004 (whether by merger, sale of stock, sale of assets or otherwise);

(vi)  joint venture agreements or other Contracts involving the sharing of profits;

(vii)  indemnification agreements other than in the ordinary course of business;

(viii)  any Contract of the Company or any Subsidiary with any labor union or any collective bargaining agreement;

(ix)  any stockholders agreement, registration rights agreement, voting agreement or other similar agreement to which the Company or any Subsidiary is subject;

(x)  leases pursuant to which personal property or Real Property is leased to or from the Company or any Subsidiary;

(xi)  powers of attorney from the Company or any Subsidiary;

(xii)  guaranties, suretyships or other contingent agreements of the Company or any Subsidiary;

(xiii)  Contracts pursuant to which the Company or any Subsidiary expects to receive or expend in excess of $150,000 over the life of the Contract or $50,000 annually; and

(xiv)  any outstanding written or otherwise binding commitment to enter into any agreement of the type described in subsections (i) through (xiii) of this Section 4.13(a).

(b)  Seller has provided to Buyer complete copies of all of the Material Contracts. Each Material Contract is in full force and effect and is valid and binding on the Company or its Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions, other than Material Contracts that by their terms have expired consistent with the terms thereof and Section 6.1 since the date hereof.

(c)  None of the Company, any Subsidiary or, to the knowledge of Seller, any other person who is a party thereto is in material breach or violation of, or default under, any Material Contract and to the knowledge of Seller, no event has occurred which would result in a material breach of or default under, require any material consent or other action by any person under, or give rise to any material penalty or right of termination, cancellation or acceleration of any material right or obligation of the Company or any Subsidiary or to a loss of any material benefit to which the Company or any Subsidiary is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract.

4.14  Compliance with Laws. The Company and each Subsidiary are in material compliance with all Applicable Laws and all Orders of any Governmental Authority applicable to the Company or such Subsidiary, as the case may be, or any of their respective assets, except for (a) ERISA and other laws applicable to the Plans or the Non-U.S. Plans, which are addressed in Section 4.11; (b) laws regarding the payment of Taxes, which are addressed in Section 4.12; (c) laws regarding labor matters which are addressed in Section 4.16; and (d) environmental laws, which are addressed in Section 4.17. The Company and each Subsidiary have all material permits, certificates, licenses, approvals and other authorizations required in connection with the conduct of their business (other than those referred to in clauses (a)-(d) above).

4.15  Insurance. As of the date hereof, the Company and each Subsidiary maintain, through themselves or Seller, policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are reasonably adequate for the conduct of their business. Section 4.15 of the Company Disclosure Schedule sets forth a list as of the date hereof of such insurance policies. Such policies are in full force and effect as of the date of this Agreement and will remain in full force and effect during the period from the date of this Agreement through the Closing Date, except for policies that expire under their terms in the ordinary course and that are replaced with substantially equivalent policies. As of the date hereof, there are no outstanding unpaid claims under any such policies in excess of $50,000 per claim or $100,000 in the aggregate. To the knowledge of Seller, none of the Company and the Subsidiaries have received notice of cancellation, termination or non-renewal of any such policy or have been denied insurance coverage.

4.16  Labor Matters.

(a)  The Company and the Subsidiaries are in material compliance with all Applicable Laws regarding labor, employment, employment practices, wages and hours, (b) as of the date hereof, there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any other Governmental Authority nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending with respect to the business of the Company and the Subsidiaries, (c) there is no labor strike or material disputes, slowdown, lock-out or work stoppage pending or, to the knowledge of Seller, threatened against the Company or any Subsidiary and (d) there is no material charge or complaint pending or, to the knowledge of Seller, threatened against the Company or any Subsidiary before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices. As of the date hereof, none of the Company and the Subsidiaries have received written notice of the intent of any Governmental Authority responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company or any Subsidiary, and no such investigation is in progress. Each of the Company and the Subsidiaries is in material compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act").

4.17  Environmental Matters.

(a)  (i) The Company and each Subsidiary is in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each Subsidiary of all material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof).

(ii)  As of the date hereof, there is no Environmental Claim pending or, to the knowledge of Seller, threatened against the Company or any Subsidiary or any circumstances that Seller knows of or reasonably should know of that could reasonably be expected to result in an Environmental Claim, in each case involving material liability to the Company or any Subsidiary.

(iii)  None of the Company, any Subsidiary, or any other person that Seller knows of or reasonably should know of has placed, stored, deposited, discharged, buried, dumped, disposed of, arranged for the transport or disposal of, or released any Hazardous Substances including those produced by, or resulting from, any of the Company's or the Subsidiaries' operations, at any Real Property or at any other property that Seller knows of or reasonably should know of, in a manner that could reasonably be expected to result in material liability to the Company or any Subsidiary.

(b)  Seller has delivered or otherwise made available for inspection to Buyer complete and correct copies of material studies, audits, assessments, memoranda and investigations pertaining to Hazardous Substances at the Real Property or regarding the Company's or any Subsidiary's compliance with or liability under applicable Environmental Laws that are in the possession of Seller, the Company or any Subsidiary.

4.18  Affiliate Transactions; Inter-company Transactions.

(a)  Except for compensation and benefits provided to employees in the ordinary course of business, or disclosed on the Balance Sheet, (i) no officer, director, manager, partner, employee or other Affiliate of the Company or any Subsidiaries or Seller or its subsidiaries or any Affiliate or family member of any such officer, director, manager, employee or partner is a party to any Contract with the Company or any of the Subsidiaries or has any interest in any property used by the Company or any of the Subsidiaries, (ii) there is no indebtedness owing to the Company or any of the Subsidiaries by any such officer, director, manager, partner or other Affiliate or any Affiliate or family member of any such officer, director, manager, employee or partner of the Company or any of the Subsidiaries and (iii) there are no current or accrued Liabilities of the Company or any of the Subsidiaries to any such officer, director, manager, partner or other Affiliate or any Affiliate or family member of any such officer, director, manager, employee or partner that would survive the Closing Date.

(b)  Other than the Ancillary Agreements and any Inter-company Accounts to be settled prior to or as of the Closing, there are no Contracts between Seller or any of its subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, that will remain in effect following the Closing.

4.19  Customers. Section 4.19 of the Company Disclosure Schedule lists the Company's and its Subsidiaries' 20 largest customers measured by volume of sales for the year ended December 31, 2006. To the knowledge of Seller and as of the date hereof, neither the Company nor any of its Subsidiaries has received any notice that any such customer intends to terminate, materially reduce or materially change the pricing, terms or amount of business with the Company or any of its Subsidiaries and, to the knowledge of Seller and as of the date hereof, no such customer intends to terminate or materially reduce or change the pricing terms of its business with the Company or any of its Subsidiaries, and no such customer has terminated or materially reduced or changed the pricing terms of its business with the Company or any of its Subsidiaries since January 1, 2006.

4.20  Suppliers. Section 4.20 of the Company Disclosure Schedule lists the Company's and its Subsidiaries' 20 largest vendors measured by volume of purchases for the year ended December 31, 2006. To the knowledge of Seller and as of the date hereof, neither the Company nor any of its Subsidiaries has received any notice that any such supplier intends to terminate, materially reduce or materially change the pricing, terms or amount of business with the Company or any of its Subsidiaries and, to the knowledge of Seller and as of the date hereof, no such vendor intends to terminate or materially reduce or change the pricing terms of its business with the Company or any of its Subsidiaries, and no such vendor has terminated or materially reduced or changed the pricing terms of its business with the Company or any of its Subsidiaries since January 1, 2006.

4.21  Product Liability. The products that have been manufactured, shipped, sold or delivered by the Company and its Subsidiaries (i) conform and comply in all material respects with the terms and requirements of any applicable warranty or other Contract and with all Applicable Laws and (ii) are free in all material respects of any design defects, construction defects, manufacturing defects, materials defects, warning defects or other defects at the time of sale. The products that have been manufactured, shipped, sold or delivered by the Company or any Subsidiary have not been the subject of any recall, or recurring material claim of breach of representation or warranty (express or implied) or other similar action, and, to the knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any such recall, claim of breach or other similar action relating to the products. No Governmental Authority regulating the marketing, testing or advertising of any of the products manufactured, sold, distributed or used in connection with the Company's and its Subsidiaries' business has requested that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product, or that such products be modified. Except as fully accrued for or reserved against on the Balance Sheet, the Company and its Subsidiaries have no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries.

4.22  Sufficiency of Assets. The assets of the Company and the Subsidiaries, after giving effect to the transactions contemplated by this Agreement, the Transition Services Agreement, the Trademark Assignment Agreement, the Trademark License Agreement and the Bloomfield Real Estate Lease, constitute all the assets that are used to conduct the business of the Company and the Subsidiaries as currently conducted and currently contemplated to be conducted.

4.23  Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or any Subsidiary or any of their respective directors, officers, employees, representatives or agents, except for Lazard Freres & Co. LLC, the fees and expenses of which shall be borne by Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1  Organization; Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. Each of the Ancillary Agreements to which Buyer is a party will be duly executed and delivered by Buyer as of the Closing and, assuming that each such Agreement constitutes a valid and binding obligation of the other parties thereto, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

5.2  No Violation; Consents and Approvals.

(a)  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not and will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, (i) any provision of the certificate of incorporation or bylaws of Buyer, (ii) any Order or Applicable Law applicable to Buyer or the property or assets of Buyer or (iii) any Contracts to which Buyer is a party or by which Buyer or its assets may be bound, except, in the case of clauses (ii) and (iii) where any such conflicts, violations or defaults which, in the aggregate, are immaterial and do not and would not reasonably be expected to materially impair or materially delay Buyer's ability to consummate the transactions contemplated by this Agreement.

(b)  No Consent of or filing with any Governmental Authority, or any other third person, is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than, in each case, (i) compliance with and filings under the HSR Act and any Foreign Antitrust Approvals and (ii) compliance with and filings under the Exchange Act, except those that the failure to obtain or make, individually or in the aggregate, do not and would not reasonably be expected to materially impair or materially delay Buyer's ability to consummate the transactions contemplated by this Agreement.

5.3  Litigation. (a) As of the date hereof, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, individually or in the aggregate if adversely determined, could reasonably be expected to materially impair Buyer's ability to consummate the transactions contemplated hereby, and (b) there are no outstanding Orders of any Governmental Authority affecting Buyer or its assets, which, individually or in the aggregate, could reasonably be expected to materially impair Buyer's ability to consummate the transactions contemplated hereby.

5.4  Financing. Buyer has or will have available sufficient funds to pay the Purchase Price on the Closing Date and all its related fees and expenses.

5.5  Acquisition of the Shares for Investment; Securities Act. Buyer is acquiring the Shares for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of federal, state or other securities laws.

5.6  Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its directors, officers, employees, representatives or agents.

5.7  Buyer’s 401(k) Plan. Buyer’s 401(k) Plan (as defined in Section 8.1(c)) has been operated in all material respects in accordance with its terms and the requirements of ERISA, the Code and other Applicable Law. Buyer has obtained a favorable determination letter from the IRS for Buyer’s 401(k) Plan covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1  Conduct of the Company's Business. Except as expressly contemplated by this Agreement, or as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company will and will cause each Subsidiary, and Seller will cause each of them, to conduct the Company's and the Subsidiaries' business and operations in the ordinary course of business consistent with past practice and to use reasonable best efforts to preserve their respective assets, current business and goodwill and relationships with employees, customers, suppliers, Governmental Authorities and others with which they have significant business dealings. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, or as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date hereof to the Closing Date, without the prior written consent of Buyer, the Company will not and will not permit any Subsidiary, and Seller will not permit the Company or any Subsidiary, to:

(a)  amend or modify its certificate of incorporation or other organizational documents;

(b)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)  create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than in the ordinary course of business consistent with past practice;

(d)  (i) issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of its capital stock or any securities exercisable for, convertible into or exchangeable for any shares of its capital stock, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock or such securities, or amend any terms of any such capital stock or securities, (ii) other than cash dividends made by the Company or any of the Subsidiaries to the Company or a Subsidiary, declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any shares of its capital stock or any securities exercisable for, convertible into or exchangeable for any shares of its capital stock, (iii) split, combine or reclassify any shares of its outstanding equity securities or (iv) purchase, redeem or otherwise acquire or dispose of any shares of its capital stock or any securities exercisable for, convertible into or exchangeable for any shares of its capital stock;

(e)  increase the rate of compensation, bonus opportunity or otherwise increase the pension, welfare, severance or other benefits of, or pay or agree to pay any benefit or bonus to, its directors, officers or employees, except in the ordinary course of business or as may be required by any existing agreement, practice, arrangement or plan, including, without limitation, any Plan or Non-U.S. Plan, agreement or arrangement; provided, however, that nothing contained herein shall prevent the Company from making the special payments listed on Section 6.1(e) of the Company Disclosure Schedule to the individuals listed thereon;

(f)  (i) enter into, adopt or amend any employment or severance agreement, Plan or Non-U.S. Plan, in each case, to any director, officer or employee of the Company or any of its Subsidiaries, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, to the extent not already provided in any such Company Plan, (iii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or other Applicable Law, including the requirements of Section 409A of the Code or (iv) forgive any loans to any directors, officers or employees of the Company or any of its Subsidiaries;

(g)  (i) make any written or oral communications generally to the officers or employees of the Company or any Subsidiary relating to the transactions contemplated by this Agreement or (ii) make any written or oral communications to the officers or employees of the Company or any Subsidiary which may create or establish obligations with respect to Buyer's compensation and benefit policies or arrangements, in each case without first having provided to Buyer a copy of the intended communication, giving Buyer a reasonable period of time to review and comment on the communication, and cooperating with Buyer in providing any such mutually agreeable communication;

(h)  sell, lease, transfer, mortgage, encumber, or dispose of any properties or assets, real, personal or mixed, of the Company or its Subsidiaries other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) sales of excess or obsolete assets or (iii) Permitted Liens;

(i)  (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any stock of or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (ii) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or any of its Subsidiaries, taken as a whole, except for purchases of inventory and raw materials in the ordinary course of business (or as permitted by Section 6.1(h)) or (iii) make any investment in, or make any loan, advance or capital contribution to, any person (other than the Company or a Subsidiary);

(j)  enter into, materially modify or amend or terminate any Material Contract outside the ordinary course of business consistent with past practice;

(k)  (i) grant, extend, amend (except as required in the diligent prosecution of the Owned Intellectual Property subject to a pending application), waive or modify any rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any material Intellectual Property used in the business of the Company or its Subsidiaries or any material Intellectual Property Contracts, (ii) fail to diligently prosecute the Company's and its Subsidiaries' patent applications, or (iii) fail to exercise a right of renewal or extension under any material Intellectual Property Contract;

(l)  cancel any debts or waive any material claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or material claims held by, the Company or any Subsidiary), except for those listed in Section 6.1(l) of the Company Disclosure Schedule;

(m)  fail to pay its trade accounts payable in the ordinary course of business consistent with past practice or extend the terms of payment, whether by contract, amendment or course of dealing, of any trade account payable other than in the ordinary course of business consistent with past practice;

(n)  incur, authorize or commit to make any capital expenditure, other than (i) maintenance, repair and upkeep in the ordinary course of business consistent with past practice, (ii) in accordance with the Company's capital budget a copy of which shall have been provided to Buyer, or (iii) up to $50,000 in aggregate capital expenditures that may be incurred, authorized or committed but not otherwise permitted by either clause (i) or (ii);

(o)  fail to maintain its financial books and records in accordance with GAAP or make any material change to any of its methods of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or Applicable Law;

(p)  make or rescind any material Tax election other than in the ordinary course of business consistent with past practice, amend any material Tax Return or settle or finally resolve any material Tax controversy;

(q)  commence, compromise or settle any material legal proceedings, other than in connection with the enforcement of the Company's rights under this Agreement and other than in the ordinary course of business consistent with past practice, except for matters disclosed in Section 6.1(q) of the Company Disclosure Schedule; or

(r)  agree, whether in writing or otherwise, to do any of the items prohibited in the foregoing paragraphs (a) through (q) in this Section 6.1.

6.2  Financial Statements. Seller has delivered to Buyer audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005 and 2006 and the related audited consolidated income and cash flow statements for the years ended December 31, 2004, 2005 and 2006, together with the audit report thereon by KPMG LLP (together, the "Audited Financial Statements"). Seller shall cause KPMG LLP to provide Buyer access to KPMG LLP's work papers in connection with its audit of the Audited Financial Statements, subject to Buyer executing an access and release agreement with KPMG LLP in customary form. In addition, Seller and the Company shall deliver to Buyer unaudited consolidated balance sheets of the Company and the Subsidiaries and the related unaudited consolidated income and cash flow statements as of and for each monthly period and each quarterly period ending since the date of the Balance Sheet through the Closing Date, in each case within 15 days after the end of such period. Such financial statements shall be prepared on a basis materially consistent with the methodology and principles used in the preparation of the Financial Statements.

6.3  Access to Information Prior to the Closing; Confidentiality.

(a)  During the period from the date of this Agreement through the Closing Date, Seller and the Company shall (and the Company shall cause each Subsidiary to) give Buyer, its lenders and their respective representatives reasonable access during regular business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article X hereof) to all plants, offices, warehouses, facilities, employees and books and records of the Company and the Subsidiaries as they may reasonably request; provided, however, (i) that Buyer, its lenders and their respective representatives shall schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company and the Subsidiaries, (ii) the Company shall not be required to take any action which would, in the Company's judgment, constitute a waiver of the attorney-client or other privilege, and (iii) the Company need not supply any information which the Company or any Subsidiary is under a contractual or legal obligation not to supply; provided, that the Company and such Subsidiary shall first use reasonable best efforts to obtain a waiver of any such contractual obligation.

(b)  Buyer will hold and will cause its employees, agents, affiliates, consultants, lenders, representatives and advisors to hold any information which it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of January 12, 2007 and supplemented on June 19, 2007 among Buyer, Seller and the Company (the "Confidentiality Agreement").

6.4  Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, the parties agree that use of "reasonable best efforts" by a party shall not require that party to make payments, other than nominal payments, to, or agree to contractual or other concessions with, any third parties.

6.5  Consents; Filings; Cooperation.

(a)  Without limiting the generality of Section 6.4, each of the parties hereto will use its reasonable best efforts to obtain all Consents of all third parties and Governmental Authorities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement prior to the Closing.

(b)  Each of the parties hereto will make or cause to be made all filings and submissions under Applicable Laws as required for the consummation of the transactions contemplated by this Agreement. Subject to (i) Applicable Laws relating to the exchange of information and the direction of any Governmental Authority and (ii) matters that Seller or the Company reasonably determines should not be disclosed due to confidentiality concerns, Buyer, on the one hand, and Seller and the Company, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer or Seller and the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)  Subject to Applicable Laws relating to the exchange of information and the direction of any Governmental Authority, (i) each of Seller and the Company, on the one hand, and Buyer, on the other hand, shall keep the other apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement, including promptly notifying the other party, and if in writing, furnishing the other with copies of notices or other communications received from any third party or any Governmental Authority, in connection with the transactions contemplated by this Agreement (including any notice or communication alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and any approvals required under the HSR Act); (ii) Seller and the Company shall give prompt notice to Buyer of any change, development, event or circumstance that, in the opinion of Seller, could reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller or the Company to consummate the transactions contemplated by this Agreement; (iii) Buyer shall give prompt notice to Seller and the Company of any change, development, event or circumstance that prevents, materially delays or materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement; and (iv) neither Seller and the Company, on the one hand, nor Buyer, on the other hand, shall permit any of its officers, directors or any other representatives or agents to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat.

6.6  Antitrust Notification. Buyer and Seller will use their respective reasonable best efforts to obtain all authorizations or waivers required under the HSR Act and any applicable foreign antitrust laws to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") required in connection therewith and responding as promptly as practicable to all inquiries received from the DOJ or FTC for additional information or documentation; provided, however, that no party shall be required to agree that it, the Company or any Subsidiary (i) divest any asset or business or (ii) be restricted from acquiring any asset or engaging in any business.

6.7  Public Announcements. Seller and the Company, on the one hand, and Buyer, on the other hand, shall not issue any report, statement or press release or otherwise make any public statement with respect to this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby without prior consultation with and approval of the other party, except as may be required by law or securities exchange regulations or as may be necessary in order to discharge the disclosure obligations of any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.

6.8  Access to Books and Records Following the Closing. Following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of the Company and each Subsidiary which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing. Buyer agrees that it shall retain all such books and records for a period of seven years following the Closing or for such longer period following the Closing as may be required by law.

6.9  Repayment of Debt; Release of Liens and Guarantees. Except as disclosed in Section 6.9 of the Company Disclosure Schedule, at or prior to the Closing, Seller and the Company will cause all Indebtedness to be repaid and Seller and the Company will obtain the release of all Liens on assets of the Company and each Subsidiary securing, and all guarantees by the Company and each Subsidiary of, any indebtedness, other than any indebtedness, or any Liens securing or guarantees of, any indebtedness owing to the Company or a Subsidiary. Any Indebtedness not repaid as of the Closing (including those set forth on Section 6.9 of the Company Disclosure Schedule) shall result in an adjustment to the Purchase Price pursuant to Section 1.2(c).

6.10  Financing. From the date of this Agreement until the Closing, Seller and the Company shall permit Buyer's lenders and their representatives reasonable access as contemplated by Section 6.3 and requested by Buyer that is necessary, proper or advisable in connection with the financing of the Purchase Price, the pledging of the Company's and the Subsidiaries' assets as collateral for such financing, and the other transactions contemplated by this Agreement (in each case, provided that such requested access does not unreasonably interfere with the ongoing operations of Seller, the Company or the Subsidiaries), including: (a) cooperating with Buyer's lenders in connection with their due diligence and other review (including a field examination) of the assets of the Company and the Subsidiaries and (b) assisting with Buyer's preparation of certificates and other documents required in connection with such financing and pledge under Buyer's credit agreement; provided, that the foregoing shall not require Seller (or, prior to the Closing, the Company) to execute any agreements, certificates or other documents in connection with such financing.

6.11  Certain Transfers. Prior to the Closing, Seller shall, and shall cause its subsidiaries to, assign and transfer to the Company or a Subsidiary, as applicable, all interests held by Seller or any of its subsidiaries in any and all assets, properties and rights which are used primarily in the business of the Company or any of the Subsidiaries, other than any such assets, properties and rights which will be licensed or otherwise made available for use by Buyer, the Company and the Subsidiaries, as applicable, pursuant to the Transition Services Agreement or the Trademark License Agreement.

ARTICLE VII

TAX MATTERS

7.1  Certain Definitions. As used in this Agreement:

(a)  "Pre-Closing Period" means any taxable period ending on or prior to the Closing Date, including that portion of any Straddle Period (as hereinafter defined) which ends on and includes the Closing Date.

(b)  "Seller Group" means any "affiliated group" within the meaning of Section 1504(a) of the Code (without regard to the limitations in Section 1504(b) of the Code), that includes Seller or any predecessor or successor to Seller (or another such predecessor or successor).

(c)  "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

(d)  "Tax Benefit" means (A) a loss, deduction or credit for any Tax purpose or (B) a carry forward or carry back of a loss, deduction or credit for any Tax purpose.

7.2  Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, Buyer shall file all necessary Tax Returns and other documentation with respect to all sales, use, transfer, gains, stamp, value added, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement. Buyer and Seller shall each be responsible for one half of the taxes covered under this Section 7.2 and any expenses incurred in complying with this Section 7.2. If requested by Buyer, Seller will join in the execution of any such Tax Returns or such other documentation.

7.3  Real Property and Personal Property Taxes. Notwithstanding any provision in this Agreement to the contrary, real property taxes subject to Section 164(d) of the Code, if any, imposed with respect to the Real Property of the Company or any Subsidiary shall be allocated between Buyer and Seller in accordance with Section 164(d) of the Code.

7.4  Return Filings.

(a)  Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all Income Tax Returns with respect to the Company or any Subsidiary for taxable periods ending on or prior to the Closing Date (the "Prior Period Income Tax Returns"). Seller shall pay, or cause to be paid, all Income Taxes with respect to the Company shown to be due on the Prior Period Income Tax Returns. In addition, except to the extent of any reserves for Non-Income Taxes included on the Closing Date Balance Sheet, Seller shall pay, or cause to be paid, all Non Income Taxes with respect to the Company for taxable periods ending on or prior to the Closing Date shown to be due on Tax Returns prepared by the Buyer pursuant to Section 7.4(b).

(b)  Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all Tax Returns with respect to the Company or any Subsidiary (other than Tax Returns described in Section 7.4(a)), including Tax Returns, if any, for the Straddle Period (the "Straddle Period Returns") as well as all Tax Returns for taxable periods beginning on or after the Closing Date. Except as provided in Section 7.4(a) and 7.4(c), Buyer shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

(c)  Buyer shall provide Seller with copies of any Straddle Period Returns at least thirty (30) Business Days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the portion of any Taxes shown due on such return for which Seller is responsible pursuant to Section 7.7(b)(1) hereof. Seller shall have the right to review such Straddle Period Returns and the calculation of its share of any Taxes shown due thereon prior to the filing of such Straddle Period Returns. If Seller disputes the amount calculated, Seller and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return. If Seller agrees to the amount, Seller shall pay to Buyer an amount equal to Seller's portion of the Taxes shown on such Straddle Period Return not later than three Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If the parties are unable to resolve any dispute within fifteen Business Days after Seller's receipt of such Straddle Period Return, such dispute shall be resolved by the Independent Accounting Firm which shall resolve any issue in dispute as promptly as practicable and whose cost shall be borne by the parties in proportion to their proportionate liability for Taxes with respect to such Straddle Period Return pursuant to Section 7.7. If the Independent Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) Buyer shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (B) Seller shall pay to Buyer, not later than five days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount determined by Seller as the proper amount chargeable to Seller pursuant to this Section 7.4. Upon delivery to Seller and Buyer by the Independent Accounting Firm of its determination, appropriate adjustments shall be made to the amount paid by Seller in accordance with the immediately preceding sentence in order to reflect the decision of the Independent Accounting Firm. The determination by the Independent Accounting Firm shall be final, conclusive and binding on the parties.

(d)  Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund) pursuant to this Section 7.4, including maintaining and making available to each other all records necessary in connection with Taxes reported on such Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to such Tax Returns. Buyer and Seller recognize that Seller will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that for a period of the later to occur of (i) seven years from the Closing Date or (ii) the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings), (A) Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty days prior to the proposed date of such disposition or destruction and (B) Buyer shall, in its reasonable discretion, allow Seller and its agents and representatives (and agents and representatives of its affiliates) to inspect, review and make copies of such records as Seller requests from time to time, such activities to be conducted during normal business hours and at Seller's cost and expense.

(e)  Except to the extent reflected in the Final Net Working Capital, any refunds and credits of Taxes of the Company with respect to (A) any taxable period ending on or before the Closing Date shall be for the account of Seller, and if received or utilized by Buyer or the Company, shall be paid to Seller within five Business Days after Buyer or the Company receives such refund or utilizes such credit, net of any out-of-pocket costs to Buyer incurred in recovering such refund and net of any Tax detriment incurred by Buyer as a result of claiming such refund, (B) any taxable period beginning after the Closing Date shall be for the account of Buyer, and if received or utilized by Seller or any of its affiliates shall be paid by Seller to Buyer within five Business Days after Seller or any of its affiliates receives such refund or utilizes such credit and (C) except as provided in the next sentence, any Straddle Period shall be apportioned between Seller and Buyer on the basis of an "interim closing of the books." In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other than Taxes based upon or related to income, the refund or credit of such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

7.5  Carrybacks. Buyer shall not be entitled to carry back any Tax Benefit of the Company arising in any taxable period beginning after the Closing Date or to amend any Pre-Closing Period or Straddle Period Tax Return without the prior written consent of Seller (such consent not to be unreasonably withheld).

7.6  Tax Elections. Buyer shall not, and shall cause the Company not to, make, amend or revoke any Tax election without the prior written consent of the Seller (such consent not to be unreasonably withheld) if such action could reasonably be expected to have a material adverse effect on any member of the Seller Group with respect to any taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto. Notwithstanding the foregoing, Buyer shall not, and shall cause the Company not to, revoke Seller’s election with respect to B & J Music Ltd. to close its tax year on the close of business on the Closing Date.

7.7  Tax Indemnification.

(a)  Notwithstanding anything in this Agreement to the contrary, except to the extent treated as an asset in the calculation of the Closing Net Working Capital, Buyer shall indemnify, defend and hold harmless Seller and its affiliates, at any time after the Closing, from and against any liability for Taxes of the Company or any Subsidiary (i) for any taxable year or period beginning after the Closing Date and with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date (except for Taxes governed by Section 7.2 or 7.3) and (ii) Taxes paid by Seller for which Buyer is liable under Section 7.2. Notwithstanding the foregoing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates from and against any liability for Taxes of the Company arising on the Closing Date (and after the Closing) that are attributable to activities of Buyer outside of the ordinary course of business.

(b)  Notwithstanding anything in this Agreement to the contrary, except to the extent treated as a liability in the calculation of the Closing Net Working Capital, Seller shall pay, indemnify, defend and hold harmless Buyer and its affiliates from and against any liability for (i) Taxes for any taxable year or period ending on or before the Closing Date and with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on or before the Closing Date, including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined, unitary or affiliated basis with respect to a group of corporations that includes or included the Company or any of its Subsidiaries, (ii) Taxes resulting from the Company or any of its Subsidiaries ceasing to be a member of the Seller's Group or attributable to the election to be made under Section 338(h)(10) of the Code and any state or foreign law equivalents, (iii) Taxes paid by Buyer for which Seller is liable under Section 7.2 and (iv) in the event that the Sales Tax Certificate Target is not met as of the Closing Date, any Covered Sales Taxes; provided, however, that Seller shall be liable to indemnify Buyer for Non-Income Taxes only after the aggregate amount of all Buyer’s claims for indemnification for Non-Income Taxes for which Seller would otherwise be liable pursuant to this Section 7.7(b) ("Non-Income Tax Claims") exceeds $100,000 (the “Deductible”), and then only to the extent that such Non-Income Tax Claims exceed the Deductible. For purposes of the foregoing, (x) the "Sales Tax Certificate Target" shall be deemed to be met if, as of the Closing Date, the Company or a Subsidiary, as applicable, shall have valid Sales Tax Certificates from a sufficient number of its U.S. customers so that the Company's sales to such customers shall have been at least 50% of the Company's sales to all of its U.S. customers ending with the most recent twelve full months for which sales information is then available, (y) "Covered Sales Taxes" means any sales Taxes with respect to transactions occurring during the period beginning on the day after the Closing Date and ending at the end of the 180th day after the Closing Date, but only to the extent that any such sales Tax is attributable to a failure of the Company or a Subsidiary, as applicable, to possess a valid Sales Tax Exemption Certificate as of the Closing Date and assessed at any time after the Closing Date by the relevant state authority responsible for collecting sales Taxes, and (z) “Sales Tax Exemption Certificate” means any certificate or other documentation that would entitle the holder under applicable law to sell property without collecting sales Tax from the purchaser thereof in a transaction in which the holder would otherwise be required to collect sales Tax. Seller agrees that it shall cause the Company to use commercially reasonable efforts to meet the Sales Tax Certificate Target prior to the Closing Date.

(c)  In the case of any Straddle Period, except as provided in subparagraph (d) below and in Section 7.4, the liability for Taxes of the Company for the Pre-Closing Period shall be computed as if such taxable period ended on and included the Closing Date.

(d)  In the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, other than Taxes based upon or related to income or Taxes described in Section 7.3, the liability for such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period.

(e)  Buyer shall promptly notify Seller in writing upon receipt by Buyer, the Company or any Subsidiary of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the Tax liabilities for which Seller would be required to indemnify Buyer pursuant to Section 7.7(b), provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder unless and to the extent Seller is materially adversely prejudiced as a consequence of such failure. Seller shall have the right to represent the Company's or any Subsidiary's interests in any tax audit or administrative or court proceeding relating solely to taxable periods ending on or before the Closing Date or with respect to any Covered Sales Taxes, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Buyer shall be entitled to participate in any such proceeding and Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer, the Company or any Subsidiary for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified the Buyer against the effects of any such settlement.

(f)  Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to Section 7.7(b) (other than any claim under Section 7.7(b)(iv), which shall be governed by Section 7.7(e)),and, with the written consent of Buyer, and at its sole expense, may assume the entire defense of such tax claim. None of the Buyer, the Company or any Subsidiary may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 7.7(b) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(g)  Each of Buyer and Seller shall (and shall cause their affiliates and agents to) cooperate with the other in contesting any tax controversy (without charge), which cooperation shall include, without limitation, the retention and the provision of records and information which are reasonably relevant to such controversy, and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such controversy.

(h)  Any indemnity payment payable by Seller to Buyer or by Buyer to Seller pursuant to this Section 7.7 shall be paid within thirty days after the indemnifying party's written request therefor (or, if later, ten days prior to the date such Tax is required to be paid), provided that such request shall be accompanied by a copy of the applicable Tax Return or a final audit determination and, if necessary, a statement reflecting the calculation of the amount for which the indemnifying party is liable. Within thirty days following the receipt of a request for any indemnity payment hereunder, together with a computation by the indemnified party of the indemnity amount payable hereunder, the indemnifying party shall either (i) pay such amount in immediately available funds in the manner designated by the indemnified party to the indemnifying party or (ii) if such amount is payable with respect to a Tax Return filed pursuant to Section 7.4(a) or 7.4(b) (other than Straddle Period Returns), request in writing the Independent Accounting Firm to determine whether such computation and amount are correct. After each party has had the opportunity to consult with the Independent Accounting Firm, upon receipt thereof, the indemnified party shall deliver to the indemnifying party a statement from the Independent Accounting Firm setting forth the determination by the Independent Accounting Firm of such computation and the amount payable hereunder as an indemnity. The determination by the Independent Accounting Firm in conformity with the provisions of this Agreement shall be final, conclusive and binding on the parties hereto. Within five Business Days after delivery to the indemnifying party of the statement of determination by the Independent Accounting Firm of such amount, the indemnifying party shall pay such amount in immediately available funds to the indemnified party in the manner designated by the indemnified party.

(i)  Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any member of Seller's Group and the Company or any of the Subsidiaries shall be terminated as to the Company or the relevant Subsidiary as of the Closing Date, and no payments which are owed by or to the Company or any Subsidiary pursuant thereto shall be made thereunder, except to the extent such obligation is reflected in the Closing Net Working Capital.

7.8  338(h)(10) Elections; No 338(g) Election.

(a)  Buyer and Seller shall jointly make a timely election with respect to the purchase and sale of the Shares (and the deemed purchase of each Subsidiary for which such election may validly be made) under Section 338(h)(10) of the Code and any similar provisions of state and local laws (all such elections being referred to collectively as the "Section 338(h)(10) Elections"). Seller shall deliver to Buyer, at or prior to the Closing, a properly executed IRS Form 8023 containing information then available, which Buyer shall file or cause to be filed with the Internal Revenue Service not later than thirty (30) days prior to the date such Section 338(h)(10) Elections are required to be filed. Buyer and Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all other actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) otherwise to effect, perfect and timely preserve the Section 338(h)(10) Elections.

(b)  Buyer shall prepare and deliver to Seller as soon as practicable after the Closing Date, but in no event later than 150 days after the Closing Date (i) a schedule allocating the "aggregate deemed sales price," as defined in Treasury Regulation Section 1.338-4, among the assets of the Company (and of each Subsidiary for which a 338(h)(10) Election has been made), and (ii) a complete set of IRS Forms 8883 (and any comparable forms required to be filed under Applicable Law) and any additional data or materials required to be attached thereto pursuant to the Treasury Regulations promulgated under Section 338 of the Code (the "Allocation Schedules"). The Allocation Schedules shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. Allocation to depreciable fixed assets, inventory and receivables shall be no more than the amounts set forth on Section 7.8(b) of the Company Disclosure Schedule.

(c)  Seller shall have thirty (30) days following receipt by it of the Allocation Schedules during which to dispute any item contained in the Allocation Schedules. If Seller fails to notify Buyer of any such dispute within such 30-day period, the Allocation Schedules shall be deemed to have been accepted by Seller. If Seller timely notifies Buyer of any such dispute, and Buyer and Seller cannot resolve any such dispute within twenty (20) days of receipt by Buyer of such notice, such dispute shall be resolved by the Independent Accounting Firm; the determination of the Independent Accounting Firm with respect to such dispute shall be made as promptly as practicable and shall be final and binding on Buyer and Seller. The fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer and Seller.

(d)  Buyer and Seller shall report the purchase of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Elections and the Allocation Schedules, and shall take no position to the contrary thereto in any Tax Return, or in any proceeding before any Governmental Authority or otherwise, except as required otherwise by any judgment or any settlement or closing agreement with any Governmental Authority. Neither Buyer nor Seller shall take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of the Section 338(h)(10) Elections after their execution or to modify or revoke any of the Section 338(h)(10) Elections following the filing of the Form 8023 without the written consent of the other party, which consent shall not be unreasonably delayed or withheld.

(e)  Buyer shall not make an election under Section 338(g) of the Code (or comparable provision of state, local or foreign law) without the prior consent of Seller, which consent may be withheld in Seller's sole and absolute discretion. From and after the Closing Date and until the end of Seller's short taxable year that begins after the Closing Date, Buyer shall not take any action which would result in the dividend or other distribution by B & J Music Ltd. of any of B & J Music Ltd.'s earnings and profits to Buyer, any affiliate of Buyer or of B & J Music Ltd. or to any other person.

7.9  Survival of Obligations. The obligations of the parties set forth in this Article VII shall survive until 30 days following the expiration of the applicable statute of limitations.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1  Company Employees; Employee Contracts and Benefits.

(a)  Employees. Buyer intends that (i) each person employed by the Company (including such employees who are not actively at work on account of (A) leave of absence or (B) any disability, meaning any illness or injury, of less than six months duration as of the Closing Date, but excluding such employees who are totally and permanently disabled under the terms of the Kaman Pension Plan (as hereinafter defined)) as of the Closing Date (such employees, "Kaman Employees") and (ii) each person employed by each Subsidiary (including such employees who are not actively at work on account of (A) leave of absence or (B) any disability, meaning any illness or injury, of less than six months duration as of the Closing Date, but excluding such employees who are totally and permanently disabled under the terms of the Kaman Pension Plan) as of the Closing Date (a "Subsidiary Employee") shall continue as an employee of the Company, or each Subsidiary, as the case may be, following the Closing Date. Buyer and Seller agree that the foregoing sentence shall not require Buyer, the Company, or any Subsidiary to continue the employment of any particular such employee after the Closing Date. Buyer agrees (i) that effective immediately as of the Closing Date, the employees of the Company and its Subsidiaries shall be provided with medical, dental and other welfare benefits that are substantially comparable in the aggregate to the medical, dental and other benefits (which benefits in effect as of the date hereof are set forth on Schedule 8.1(a)) provided to employees of Buyer (including, but not limited to, Buyer's applicable severance pay plans and policies), in each case, as in effect from time to time, on substantially the same terms and conditions as similarly situated employees of Buyer and with a waiver of any preexisting condition or delayed eligibility or participation restrictions (to the extent any such restrictions were satisfied under a similar Company Plan), and will provide such Kaman Employees and their dependents credit for any deductibles and co-insurance incurred under Seller's medical and dental benefit plans during the current plan year before the Closing Date, (ii) to recognize for all purposes under Buyer's severance pay plans or policies the service of Kaman Employees or Subsidiary Employees with Seller, the Company or each Subsidiary before the Closing Date, (iii) that each Kaman Employee and Subsidiary Employee whose employment with Buyer and its Affiliates is terminated within nine (9) months following the Closing Date shall be provided with severance payments and benefits in accordance with the terms of Schedule 8.1(a)(iii) hereto, and (iv) to permit Kaman Employees to take vacation during 2007 to the extent of any unused vacation entitlement under Seller's vacation plans, or reimburse such Kaman Employees for the loss thereof at the rate of pay not less than that in effect at Closing.

(b)  Assumption of Agreements. Buyer agrees to honor, and to cause the Company to honor, in accordance with their terms, each of the severance agreements with those individuals identified in Section 8.1(b) of the Company Disclosure Schedule, and shall be solely responsible for any WARN Act obligations or similar obligations under applicable state laws that may be applicable in connection with the termination of employment on or after the date hereof of any Kaman Employees or Subsidiary Employees.

(c)  Defined Contribution Plans. (i) Following the Closing Date, the Kaman Employees and the Subsidiary Employees shall be eligible to immediately participate in Buyer's 401(k) plan ("Buyer's 401(k) Plan"), as in effect from time to time, on substantially the same terms and conditions as similarly situated employees of Buyer, (ii) Kaman Employees and Subsidiary Employees shall be eligible to make direct rollovers of their applicable account balances in the Kaman Corporation Thrift and Retirement Plan ("Seller's Thrift Plan") into Buyer's 401(k) Plan, (iii) Kaman Employees and Subsidiary Employees shall be eligible to make direct rollover of any loan that is outstanding under Seller’s Thrift Plan as of the Closing Date to Buyer’s 401(k) Plan, provided that, in each case, (A) such employee has submitted a completed and signed rollover form to the Buyer’s Benefits Department no later than 30 days following the Closing Date, and (B) at the same time as such employee rolls over his or her outstanding loan(s), such employee also rolls over his or her entire account balance under Seller’s Thrift Plan to Buyer’s 401(k) Plan, and (iv) Buyer's 401(k) Plan shall recognize for all purposes all service of the Kaman Employees and the Subsidiary Employees that was recognized under Seller's Thrift Plan as if it were service rendered to Buyer. At the Closing, in accordance with the terms of Seller's Thrift Plan, the Company and each applicable Subsidiary shall cease being a participating company in Seller's Thrift Plan and both employer and employee contributions to such plan shall cease at the Closing Date for all Kaman Employees and Subsidiary Employees; provided, however, that as soon as practicable following the Closing Date, the Company shall make a final matching contribution to Seller’s Thrift Plan for each participating Kaman Employee and Subsidiary Employee for the portion of the payroll period that occurs prior to the Closing Date. In addition, each of Seller and Buyer agrees to take any actions reasonably necessary (including any necessary plan amendment) to effect direct rollover to Buyer’s 401(k) Plan of any loans outstanding under Seller’s Thrift Plan.

(d)  Incentive Bonus Plans. Buyer will establish an incentive bonus plan for all Kaman Employees for 2008 that is substantially comparable in the aggregate (including target bonus opportunity and the difficulty of achieving performance targets) to the annual incentive bonus plan in place for such employees with respect to calendar year 2007. Buyer agrees that it shall pay to Kaman Employees and Subsidiary Employees, no later than March 15, 2008, annual incentive bonuses with respect to calendar year 2007 to the extent such amounts are accrued as of the Closing Date, and otherwise in accordance with Section 8.1(d) of the Company Disclosure Schedule.

(e)  Severance. Buyer shall be responsible for, and shall indemnify Seller and its Affiliates from and against, any Liabilities incurred by Seller or any of its Affiliates directly resulting from the termination of services of any Kaman Employees as of or prior to the Closing Date, which termination of services is at the written request of Buyer. Buyer shall be responsible for, and shall indemnify Seller and its Affiliates from and against, any Liabilities incurred by Seller or any of its Affiliates directly resulting from the employment or discharge of any Kaman Employee or Subsidiary Employees by the Buyer or any of its Affiliates following the Closing Date.

(f)  No Amendment, Third Party Beneficiary Rights or Agreement to Maintain Plans or Retain Employees. Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Plan or employee benefit plan of Buyer, (ii) give any third party any right to enforce the provisions of this Section 8.1 or (iii) obligate Buyer or any of their Affiliates to (x) maintain any particular Company Plan or employee benefit plan of Buyer or (y) retain the employment of any particular employee.

(g)  Authority over Certain Insured Claims Buyer agrees that Seller shall have the sole authority over administering and settling any claims constituting Buyer Claims under Section 11.2(v) (it being understood that settlement of any such Buyer Claims is subject to the last sentence of Section 11.2) and Buyer agrees to reasonably cooperate with Seller in connection therewith.

8.2  Non-Solicitation. Seller agrees that, for a period of two years from and after the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly through another person, (i) solicit to hire, (ii) hire, (iii) enter into a consulting agreement with or (iv) encourage, entice or induce to terminate an employment relationship with any employee of or any consultant to the Company or the Subsidiaries at the Closing Date; provided, that, for purposes of this Section 8.2, "consultants" shall be limited to individuals or to firms whose consulting services have been limited to the Music Business. The foregoing restrictions shall not preclude (a) general solicitations or hiring pursuant to general solicitations in newspapers or similar mass media not targeted toward employees or consultants of the Company or its Subsidiaries or (b) soliciting any person who has left the employment of the Company or its Subsidiaries prior to Seller soliciting such person (which person is not in breach of his or her contract of service with the Company or Subsidiary, as applicable).

8.3  No Shop. During the period from the date hereof through the earlier to occur of (i) the Closing Date and (ii) the termination of this Agreement in accordance with Section 10.1, Seller and the Company will not, nor will they permit their respective officers, directors, representatives, subsidiaries (including, without limitation, the Subsidiaries), Affiliates or agents to, directly or indirectly, (a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, (b) enter into any discussions, negotiations, agreements, arrangements or understandings with, (c) disclose, directly or indirectly, any non-public information concerning the Company's or any Subsidiary's business or properties to, except as may be required by law, or (d) afford any access to the Company's or any Subsidiary's properties, books and records to, any person in connection with any possible proposal for the acquisition of all or any substantial portion of the Shares, other capital stock of the Company or any Subsidiary, or the assets or business of the Company or any Subsidiary (whether through a purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction). If the Closing shall occur, Seller shall promptly thereafter notify Buyer of the receipt of any such proposal or any request for information relating to the Company or any of the Subsidiaries by any person who has informed Seller that such person is considering making, or has made, such a proposal. Such notice shall identify the person making, or considering making, such proposal and shall set forth the material terms of any such proposal received, and Seller will inform the Buyer in reasonable detail of the terms, status and other pertinent details of any such proposal or request.

8.4  Termination of Inter-company Commitments. Except as contemplated in Section 2.1 and (a) the transition services agreement, substantially in the form of Exhibit B hereto, to be entered into by Buyer, the Company and Seller at the Closing (the "Transition Services Agreement"), (b) the lease with respect to the Bloomfield Real Estate, substantially in the form of Exhibit C hereto, to be entered into by the Company and Seller at the Closing (the "Bloomfield Real Estate Lease"), (c) the trademark assignment agreement, substantially in the form of Exhibit D hereto, to be entered into by Buyer, the Company and Seller at the Closing (the "Trademark Assignment Agreement") and (e) the trademark license agreement, substantially in the form of Exhibit E hereto, to be entered into by Buyer, the Company and Seller at the Closing (the "Trademark License Agreement"), all of the agreements and commitments (whether written or oral) between the Company or any Subsidiary, on the one hand, and Seller or any of its subsidiaries, on the other hand, and all products and services provided to the Company or any Subsidiary by Seller or any of its subsidiaries will terminate without any further action or liability on the part of the parties thereto. The provision of any services by Seller or any of its subsidiaries to the Company or any Subsidiary from and after the Closing shall be for the convenience, and at the expense, of Buyer only and shall be furnished without any liability on the part of Seller or any of its subsidiaries with respect thereto, provided that the provision of any services in connection with any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

8.5  Dispute Resolution.

(a)  Negotiations. Buyer and Seller shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement (a "Dispute") within thirty days after one party notifies the other of such Dispute (the "Negotiation Period"). All such negotiations shall be confidential, and shall be treated as compromise and settlement negotiations for all evidentiary purposes, including but not limited to for purposes of the Federal Rules of Evidence and any state rules of evidence.

(b)  Other Remedies. Buyer and Seller shall not, and shall not permit their respective Affiliates to, initiate litigation with respect to any Dispute unless the Dispute has not been resolved within the Negotiation Period; provided that Buyer or Seller may at any time and without notice file a complaint or seek an injunction or provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo (including, but not limited to, for statute of limitations reasons or to preserve any defense based upon the passage of time). Despite such action, Buyer and Seller will continue to participate in the procedures specified in this Section 8.5 for so long and to the extent so specified.

8.6  Certain Accounts and Payments.

(a)  Disbursement Accounts. Buyer acknowledges and agrees that all U.S. disbursement accounts of Seller that contain both Cash of the Company and the Subsidiaries and Cash of Seller's other subsidiaries will be retained by Seller.

(b)  Notices. Prior to the Closing, Seller shall, and shall cause the Company and the Subsidiaries to, notify in writing all customers, vendors and other persons doing business with the Company and the Subsidiaries who customarily make payments, to which the Company or any Subsidiary is entitled, to an account retained by Seller pursuant to Section 8.6(a). All such notices shall contain information relating to where payments from such persons should be directed following the Closing, which shall be provided by Buyer, and shall otherwise be in form and substance reasonably satisfactory to Buyer. Any such notices given prior to the Closing may state that the new payment account direction shall only take effect once a further written notice is given by the Company to confirm that the Closing has occurred.

(c)  Payments. If at any time following the Closing Seller or any of its subsidiaries receives payment to which the Company or any Subsidiary is entitled, Seller shall, and shall cause its subsidiaries to, promptly forward such payment to Buyer.

8.7  Transition Assistance. Seller shall use its commercially reasonable efforts to assist and cooperate with Buyer following the Closing, from time to time upon Buyer's reasonable request and at Buyer's expense, in its efforts to transition and integrate the business of the Company and the Subsidiaries, including functions such as tax, employee benefits, human resources, supply chain and legal (but excluding information technology, which shall be subject to the Transition Services Agreement). The parties agree that the foregoing undertaking shall not require Seller to provide assistance other than during normal working hours by its then current employees or to a degree that is disruptive to Seller's conduct of its own business.

8.8  Assumption of Indemnification Obligations. If Seller enters into any transaction, or a series of related transactions, resulting in a sale of Seller or all or substantially all of the assets of Seller and its respective subsidiaries taken as a whole (whether through a purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction), Seller shall cause the acquiring entity of such assets or, in the case of a merger, the surviving entity in such transaction to directly assume and be jointly and severally responsible for the obligations of Seller under Article XI, provided that the foregoing requirement shall only apply should such sale occur within ten years after the Closing Date. Notwithstanding the foregoing, in the event any such sale is negotiated with a private equity firm or firms, it is understood that the acquiring entity or surviving entity that would be responsible for the obligation described in the previous sentence shall mean the acquisition vehicle or vehicles formed for purposes of the acquisition and not the private equity firms or the funds that would provide the equity financing for such acquisition.

ARTICLE IX

CONDITIONS TO CLOSING

9.1  Conditions to Both Parties' Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived in writing by the parties):

(a)  No Injunction. On the Closing Date, there shall not be in effect any Order issued by a court of competent jurisdiction, or any Applicable Law, restraining or prohibiting consummation of the transactions contemplated by this Agreement.

(b)  Antitrust Approval. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all Foreign Antitrust Approvals, if any, shall have been obtained.

9.2  Conditions to Seller's Obligations. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by Seller):

(a)  Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at, and as of, the Closing Date, except for changes permitted by the terms of this Agreement.

(b)  Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing, including without limitation the delivery at the Closing of the items contemplated by Section 1.5.

(c)  Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Sections 9.2(a) and 9.2(b).

9.3  Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in writing in whole or in part by Buyer):

(a)  Representations and Warranties. The representations and warranties of Seller and the Company in this Agreement which are not qualified by materiality shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date and the representations and warranties of Seller and the Company in this Agreement which are qualified by materiality shall be true and correct in all respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, in each case, except for changes permitted by the terms of this Agreement.

(b)  Performance. Seller and the Company shall have, in all material respects, performed and complied with all their respective agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by them at or prior to the Closing, including without limitation the delivery at the Closing of the items contemplated by Section 1.4.

(c)  Consents and Approvals. Seller and the Company shall have obtained the consents, approvals and licenses set forth in Section 9.3(c) of the Company Disclosure Schedule required of third parties in connection with the consummation of the transactions contemplated hereby.

(d)  Debt and Liens. Except as disclosed in Section 6.9 of the Company Disclosure Schedule, all Indebtedness of the Company and the Subsidiaries shall have been repaid and all Liens on assets of the Company and each Subsidiary securing, and all guarantees by the Company and each Subsidiary of, any indebtedness shall have been released, in each case other than with respect to any indebtedness owing to the Company or a Subsidiary.

(e)  Absence of Certain New Claims. There shall not have occurred any event which would have caused Section 3.4, 4.5, 4.10, 4.16 or 4.17(a)(ii) to have been breached had such representation and warranty been brought down to the Closing Date and which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(f)  No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the date of this Agreement.

(g)  Certain Relationships. Neither Seller nor the Company shall have received any notice that any of the parties identified in Section 9.3(g) of the Company Disclosure Schedule has terminated or intends to terminate or materially reduce by more than 50% its dollar volume of business with the Company and the Subsidiaries from the dollar volume of business with the Company during the period of twelve (12) months ending on the date of this Agreement and such termination or material reduction shall be solely for reasons related to the prior business performance of the Company or Subsidiary and not in any part due to existence of this Agreement and the Ancillary Agreements or any of the transactions contemplated by such Agreements or to actions by Buyer.

(h)  Officer's Certificate. Seller and the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by officers of Seller and the Company, certifying the fulfillment of the conditions specified in Sections 9.3(a) through 9.3(g).

ARTICLE X

TERMINATION

10.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)  at any time, by mutual written agreement of Seller and Buyer;

(b)  at any time after February 29, 2008, by either Seller or Buyer upon three Business Days' prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c)  by Buyer, if there has been a violation or breach by Seller or the Company of any agreement, representation or warranty contained in the Agreement, which has rendered the satisfaction of the conditions in Section 9.3(a) or 9.3(b) impossible and such violation or breach has not been waived by Buyer;

(d)  by Seller, if there has been a violation or breach by Buyer of any agreement, representation or warranty contained in the Agreement, which has rendered the satisfaction of the conditions in Section 9.2(a) or 9.2(b) impossible and such violation or breach has not been waived by Seller; or

(e)  by either Buyer or Seller if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and non-appealable.

10.2  Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller, the Company or Buyer. If this Agreement is terminated pursuant to Section 10.1:

(a)  Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Company shall be treated in accordance with Section 6.3 and the Confidentiality Agreement referred to in such Section;

(b)  The obligations provided for in Section 6.7, this Section 10.2 and Section 12.8, the confidentiality provision contained in Section 6.3 and the Confidentiality Agreement referred to in such Section shall survive any such termination of this Agreement; and

(c)  Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party from liability for willful breach of this Agreement.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

11.1  Survival of Representations and Covenants. The representations and warranties and covenants in this Agreement shall survive the Closing as follows:

(a)  the representations and warranties in Sections 3.1, 3.3, 4.1, 4.2, and 5.1 shall survive the Closing indefinitely;

(b)  the representations and warranties in Section 4.12 shall survive the Closing and will not terminate until 30 calendar days after the expiration of the statute of limitations applicable to the matters covered thereby;

(c)  the representations and warranties in Section 4.9, 4.11 and 4.17 shall survive the Closing and will not terminate until the fifth anniversary after the Closing Date;

(d)  all other representations and warranties contained in this Agreement shall survive the Closing and will not terminate for 18 months following the Closing Date; and

(e)  the covenants and agreements of the parties hereto contained in this Agreement shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenant and agreement.

Notwithstanding the foregoing, if on or prior to the expiration of the applicable survival period described above a notice of claim shall have been given to the indemnifying party pursuant to Section 11.6 or 11.7, the indemnified party shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim for indemnification has been satisfied or otherwise resolved.

11.2  Seller's Agreement to Indemnify. Upon the terms and subject to the conditions of this Article XI, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and affiliates (including the Company, from and after the Closing) at any time after the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, dimunition in value, lost profits, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by Buyer or such other persons by reason of or resulting from (i) (A) a breach of any representation or warranty of Seller or the Company contained in or made pursuant to this Agreement (other than those contained in Section 4.12 in respect of Taxes) or (B) a breach of any representation or warranty of Seller or the Company contained in Sections 3.4, 4.5, 4.10, 4.16 or 4.17(a)(ii), modified for purposes of this clause (B) to be brought down to the Closing Date (i.e., all references to "as of the date hereof" in any such section shall be ignored for purposes of determining whether the representation or warranty in such section has been breached for purposes of this Section 11.2 and Section 11.3); (ii) (A) any financial penalty, monetary penalty or monetary liability (whether or not imposed solely on the Company and the Subsidiaries) or (B) any business conduct restriction that is imposed solely on the Company and the Subsidiaries, in each case arising from or relating to the matters identified in Section 11.2(ii) of the Company Disclosure Schedule, and in each case whether imposed by a Governmental Authority, voluntarily agreed to as part of a settlement with any person or rendered as a judgment in any civil action, but, in the case of settlements only to the extent that Seller has consented in writing to such settlement, such consent not to be unreasonably withheld; (iii) the conduct of the individuals set forth in Section 11.2(iii) of the Company Disclosure Schedule while they were employees of the Company or any Subsidiaries and the termination of employment of such individuals by the Company; (iv) other than such for which indemnification is provided in Section 7.6, non-fulfillment of any agreement or covenant of Seller or the Company contained in or made pursuant to this Agreement; or (v) any worker's compensation claim or action or any other claim or action in respect of insured losses solely to the extent such claim or action relates to or arises out of events occurring prior to the Closing Date (collectively, "Buyer Claims"). The parties agree that Buyer Claims under Section 11.2(v) shall constitute Third-Party Claims for purposes and subject to the requirements of Section 11.7(c)(B).

11.3  Seller's Limitation of Liability. Any provision in this Agreement to the contrary notwithstanding, the liability of Seller to indemnify Buyer pursuant to Section 11.2(i) against any Damages sustained by reason of any Buyer Claim shall be limited to Buyer Claims as to which Buyer has given Seller written notice in accordance with Section 11.6 or 11.7 on or prior to the date on which the related survival period expires under Section 11.1; provided, however, that such indemnification pursuant to Section 11.2(i) shall be effective only after the aggregate amount of all such Buyer Claims for which Seller is liable pursuant to such indemnification exceeds $1,000,000 (the "Threshold"), in which case Seller shall indemnify Buyer from the first dollar; provided further that in no event shall the aggregate amount of all Buyer Claims for which Seller is liable pursuant to any indemnification pursuant to Article XI hereof exceed 30% of the Purchase Price.

11.4  Buyer's Agreement to Indemnify. Upon the terms and subject to conditions of this Article XI, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents and affiliates, at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller or such other persons by reason of or resulting from (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; or (ii) other than such for which indemnification is provided in Section 7.7, non-fulfillment of any agreement or covenant of Buyer (collectively, "Seller Claims").

11.5  Buyer's Limitation of Liability. Any provision in this Agreement to the contrary notwithstanding, the liability of Buyer to indemnify Seller pursuant to Section 11.4 against any Damages sustained by reason of any Seller Claim shall be limited to Seller Claims as to which Seller has given Buyer written notice thereof in accordance with Section 11.6 or 11.7 on or prior to the date on which the related survival period expires under Section 11.1.

11.6  Procedures for Indemnification. If an indemnified party shall desire to assert any claim for indemnification provided for under this Article XI other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing in reasonable detail (taking into account the information then available to such indemnified party) of such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been materially and actually prejudiced by such failure. If the indemnifying party does not respond to such notice within 30 days after its receipt, it will have no further right to contest the validity of such claim.

11.7  Conditions of Indemnification With Respect to Third-Party Claims. The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties ("Third-Party Claims") shall be subject to the following terms and conditions:

(a)  The indemnified party will give the indemnifying party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim, and the indemnifying party shall have the right to undertake the defense thereof by counsel chosen by it and reasonably satisfactory to the indemnified party, provided, that failure to provide such prompt notice shall not affect the indemnifying party's obligations hereunder, except to the extent that the indemnifying party is materially and actually prejudiced by such failure; and provided, further, that the indemnified party will reasonably cooperate with the indemnifying party in defending such Third Party Claim. If the indemnifying party undertakes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.

(b)  If the indemnifying party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the indemnified party against which such Third-Party Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim for the account and risk of the indemnifying party; and

(c)  Any provision in this Article XI to the contrary notwithstanding, (A) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the absolute right, at its own cost and expense, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled without the indemnifying party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third-Party Claim; and (B) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Third-Party Claim, (ii) subjects the indemnified party to any injunctive relief or other equitable remedy or (iii) includes a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

11.8  Net Payments.

(a)  Any indemnification payable pursuant to this Article XI shall be net of any amounts actually recovered (after deducting related costs and expenses) by the indemnified party for the Damages for which such indemnification payment is made, under any warranty or indemnity from any third party.

(b)  If the indemnified party determines not to pursue any such recovery, the indemnified party shall promptly so notify the indemnifying party, and the indemnifying party (in its name or in the name of the indemnified party) shall be entitled to pursue such recovery directly and the indemnified party shall use reasonable efforts to cooperate with the indemnifying party in its pursuit of such recovery, provided that (x) such recovery shall not unreasonably interfere with the operation of the business of the indemnified party and (y) the indemnifying party shall defend, indemnify and hold harmless the indemnified party from and against, and shall pay or reimburse the indemnified party for, any Damages which it may incur or to which it may be subjected, resulting from or arising out of or otherwise based upon the indemnifying party's efforts to pursue any such recovery.

11.9  Sole Remedy. Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims, including, without limitation, Buyer Claims (whether Third-Party Claims or otherwise), relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Article XI other than in the event of actual fraud. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action it may have against Seller or the Company arising under any federal, state, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, any such right, claim or cause of action arising under or based upon common law or otherwise) other than in the event of actual fraud.

11.10  Environmental Indemnification. In addition to Seller's obligations set forth in Section 11.2, Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees, agents and affiliates (including the Company, from and after the Closing) at any time after the Closing, from any (i) actions required under applicable Environmental Laws (including the Connecticut State Transfer Act) relating to the investigation, remediation, monitoring, closure and post-closure obligations for environmental conditions existing prior to the Closing Date at the Barkhamsted Site, the Bloomfield Warehouse, the Ovation Site, or any property that Seller, the Company or any Subsidiary formerly owned or operated (collectively, the "Environmental Indemnity Sites"), (ii) fines, charges, penalties or other regulatory assessments incurred for any non-compliance with any Environmental Laws resulting from any environmental conditions at the Environmental Indemnity Sites that existed as of the Closing Date, and (iii) Damages arising from alleged human exposure to Hazardous Substances at the Environmental Indemnity Sites prior to the Closing Date. Notwithstanding the foregoing, claims made under this Section 11.10 shall be subject to the provisions of Article XI, including, without limitation, Sections 11.3, 11.6 and 11.7, except that the Threshold described in Section 11.3 shall not apply. Any remedial or other actions conducted hereunder shall employ the most cost-effective, commercially reasonable methods which may include, where applicable, commercial or industrial cleanup standards, deed restrictions, institutional controls, natural attenuation and risk assessments.

11.11  Exclusive Remedy for Taxes. The foregoing provisions of this Article XI shall not apply to indemnification with respect to Taxes, which shall be governed solely by Article VII.

11.12  Tax Treatment. All indemnity payments made pursuant to Article VII and this Article XI shall be treated as an adjustment to Purchase Price for all tax purposes. Any such payment made to an indemnified party pursuant to this Agreement shall be reduced, but not below zero, by an amount equal to the present value of any tax benefits net of the present value of any tax detriments realized by such indemnified party by reason of the liability giving rise to the payment or by reason of such indemnity payment. The present value of tax benefits or tax detriments projected to be allowed in years subsequent to such liability shall be determined by discounting such tax benefits or tax detriments, as the case may be, back from the end of each year in which such benefits or detriments are projected to be allowed (or incurred) to the end of the year of such liability, using an annual discount rate of 6.5%.

ARTICLE XII

MISCELLANEOUS

12.1  Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, Seller and Buyer shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

12.2  Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

(a)  If to Buyer, to:

Fender Musical Instruments Corporation
8860 E. Chaparral Road, Suite 100
Scottsdale, Arizona 85250
Telecopy: (480) 452-1629
Attention: Matthew P. Janopaul

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angles, California 90067
Telecopy: (310) 712-8800
Attention: Alison S. Ressler, Esq.

(b)  If to Seller, to:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Email: Candace.Clark@kaman.com
Telecopy: (860) 243-7397
Attention: Candace A. Clark, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email: RDoud@skadden.com
Telecopy: (212) 735-2524
Attention: Randall H. Doud, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third Business Day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, provided that a copy is also sent by certified or registered mail, except for a notice of change of address, which shall be effective only upon receipt thereof.

12.3  Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of Seller or the Company, on the one hand, or Buyer, on the other hand, to comply with any term or provision of this Agreement may be waived by the Buyer or Seller, respectively, at any time by an instrument in writing signed by or on behalf of such party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. No delay on the part of Seller or Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

12.4  Entire Agreement. This Agreement, the Seller Disclosure Schedule, the Company Disclosure Schedule and the exhibits, schedules and other documents referred to herein which form a part hereof (including, without limitation, the Confidentiality Agreement referred to in Section 6.3 hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to the subject matter hereof.

12.5  Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

12.6  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Seller or the Company, on the one hand, and Buyer, on the other hand, without the prior written consent of Buyer or Seller, respectively, except that Buyer may assign its right to purchase the Shares to any wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

12.7  No Third-Party Beneficiaries. Except as expressly provided otherwise in this Agreement, this Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

12.8  Fees and Expenses. Except as otherwise specifically provided in this Agreement or whether or not the transactions contemplated hereby are consummated pursuant hereto, each of Seller, the Company and Buyer shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

12.9  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.10  Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

12.11  Forum. Any legal suit, action or proceeding brought by Seller or Buyer, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in any federal or state court in New York, and each of Seller and Buyer (on its behalf and on behalf of its subsidiaries) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

12.12  Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

12.13  Certain Defined Terms.

(a)  As used in this Agreement, the following terms shall have the following respective meanings:

"affiliate" or "Affiliate" means, with respect to any person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person.

"Agreement" shall have the meaning ascribed to such term in the Preamble hereof.

"Allocation Schedules" shall have the meaning ascribed to such term in Section 7.8(b).

"Ancillary Agreement" means each of the Transition Services Agreement, the Bloomfield Real Estate Lease, the Trademark Assignment Agreement and the Trademark License Agreement.

"Applicable Law" shall have the meaning ascribed to such term in Section 3.2(a).

"Audited Financial Statements" shall have the meaning ascribed to such term in Section 6.2.

"Balance Sheet" shall have the meaning ascribed to such term in Section 4.4(a).

"Base Amount" shall have the meaning ascribed to such term in Section 1.2(a).

"Barkhamsted Site" means the Barkhamsted-New Hartford Landfill Superfund Site located in Barkhamsted, Connecticut.

"Bloomfield Real Estate" means the land and buildings located at Old Windsor Road in Bloomfield, Connecticut.

"Bloomfield Real Estate Lease" shall have the meaning ascribed to such term in Section 8.4.

"Business Day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.

"Buyer" shall have the meaning ascribed to such term in the Preamble hereof.

"Buyer Benefits" shall have the meaning ascribed to such term in Section 7.6.

"Buyer Claims" shall have the meaning ascribed to such term in Section 11.2.

"Buyer Indemnified Parties" shall have the meaning ascribed to such term in Section 2.3(d).

"Buyer's 401(k) Plan" shall have the meaning ascribed to such term in Section 8.1(c).

"Cash" shall mean the cash, cash equivalents and marketable securities of the Company and the Subsidiaries on a consolidated basis, excluding in each case amounts representing Inter-company Accounts.

"Changes" shall have the meaning ascribed to such term in Section 7.7.

"Closing" shall have the meaning ascribed to such term in Section 1.1.

"Closing Cash" shall have the meaning ascribed to such term in Section 1.2(c)(i).

"Closing Date" shall have the meaning ascribed to such term in Section 1.3.

"Closing Indebtedness" shall have the meaning ascribed to such term in Section 1.2(c)(i).

"Closing Inter-company Balances" shall have the meaning ascribed to such term in Section 1.2(d)(i).

"Closing Net Working Capital" shall have the meaning ascribed to such term in Section 1.2(b)(ii).

"Code" shall have the meaning ascribed to such term in Section 4.11(c).

"Company" shall have the meaning ascribed to such term in the Preamble hereof.

"Company Disclosure Schedule" shall have the meaning ascribed to such term in Article IV hereof.

"Company Material Adverse Effect" shall have the meaning ascribed to such term in Section 4.5.

"Company Plan" and "Company Plans" shall have the meaning ascribed to such terms in Section 4.11(a).

"Confidentiality Agreement" shall have the meaning ascribed to such term in Section 6.3(b).

"Connecticut State Transfer Act" shall mean Sections 22a-134 through 22a-134e of the Connecticut General Statutes.

"Consent" shall have the meaning ascribed to such term in Section 3.2(b).

"Contracts" shall have the meaning ascribed to such term in Section 3.2(a).

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

"Copyrights" means published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information, mask works and semiconductor chip rights, computer and electronic data processing programs, operating programs and software, both source code and object code, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

"Damages" shall have the meaning ascribed to such term in Section 11.2.

"Deductible" shall have the meaning ascribed to such term in Section 7.7(b).

"Dispute" shall have the meaning ascribed to such term in Section 8.5(a).

"DOJ" shall have the meaning ascribed to such term in Section 6.6.

"Enforceability Exceptions" shall have the meaning ascribed to such term in Section 3.1.

"Environmental Claim" means any claim, action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the alleged presence, or release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned or operated by the Company or any Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Indemnity Site" shall have the meaning ascribed to such term in Section 11.10(a).

"Environmental Law" means all federal, state, local and foreign laws, regulations and common law standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or any exposure to, Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; provided, that for purposes of Section 4.17, the foregoing shall only be as in effect and as interpreted by the relevant Governmental Authority as of the date hereof.

"ERISA" and "ERISA Affiliate" shall have the meanings ascribed to such terms in Section 4.11(a).

"Estimated Closing Cash" shall have the meaning ascribed to such term in Section 1.2(b)(i).

"Estimated Closing Net Working Capital" shall have the meaning ascribed to such term in Section 1.2(b)(i).

"Estimated Net Working Capital Adjustment" shall have the meaning ascribed to such term in Section 1.2(b)(i).

"Exchange Act" shall have the meaning ascribed to such term in Section 3.2(b).

"Final Closing Cash" shall have the meaning ascribed to such term in Section 1.2(c)(ii).

"Final Closing Indebtedness" shall have the meaning ascribed to such term in Section 1.2(c)(ii).

"Final Closing Inter-company Balances" shall have the meaning ascribed to such term in Section 1.2(d)(ii).

"Final Net Working Capital" shall have the meaning ascribed to such term in Section 1.2(b)(iii).

"Financial Statements" shall have the meaning ascribed to such term in Section 4.4(a).

"Foreign Antitrust Approvals" shall have the meaning ascribed to such term in Section 3.2(b).

"FTC" shall have the meaning ascribed to such term in Section 6.6.

"GAAP" shall have the meaning ascribed to such term in Section 4.4(a).

"Governmental Authority" shall have the meaning ascribed to such term in Section 3.2(b).

"Hazardous Substance" means chemicals, pollutants, contaminants, hazardous wastes, toxic substances, hazardous substance, and oil and petroleum products, the use of which by the Company or any Subsidiary is regulated under applicable Environmental Laws.

"HSR Act" shall have the meaning ascribed to such term in Section 3.2(b).

"Immaterial Copyrights" shall have the meaning ascribed to such term in Section 4.9(b).

"Income Tax" shall have the meaning ascribed to such term in Section 4.12(j)(iii).

"Income Tax Return" shall have the meaning ascribed to such term in Section 4.12(j)(iv).

"Indebtedness" shall mean the indebtedness for borrowed money of the Company and the Subsidiaries on a consolidated basis, excluding any amounts representing Inter-company Accounts.

"Indemnification Statement" shall have the meaning ascribed to such term in Section 7.4(c).

"Independent Accounting Firm" shall have the meaning ascribed to such term in Section 1.2(b)(iii).

"Intellectual Property" means Trademarks, Patents, Copyrights, Trade Secrets and all other intellectual property, industrial or proprietary rights, and all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media).

"Inter-company Accounts" shall have the meaning ascribed to such term in Section 2.1.

"IRS" shall have the meaning ascribed to such term in Section 4.11(c).

"IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Subsidiaries.

"Kaman Employees" shall have the meaning ascribed to such term in Section 8.1(a).

"Kaman Pension Plan" means the Kaman Corporation Employees' Pension Plan as in effect on the Closing Date.

"knowledge of Seller" means the actual knowledge, after reasonable inquiry of the employees of the Company, of the following individuals: Edward Miller, Lawrence Dunn, Paul Damiano, John Shand, Dale Kroke, Frank Untermyer, Chuck Bashaw, Robert Lee, Bob Crescitelli, Joanne Munson, Eric Remington, Lowell Hill, Paul Kuhn, Bob Garneau, Candace Clark, Ronald Galla and Glenn Messemer.

"Liabilities" shall have the meaning ascribed to such term in Section 4.6.

"License" shall have the meaning ascribed to such term in Section 2.3(b).

"Licensed Mark" shall have the meaning ascribed to such term in Section 2.3(b).

"Licensee" shall have the meaning ascribed to such term in Section 2.3(b).

"Lien" means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), hypothecation, charge, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, preferential arrangement, option, easement, covenant, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Material Contract" shall have the meaning ascribed to such term in Section 4.13(a).

"Music Business" means the business heretofore conducted by the Company and the Subsidiaries, as such business may develop in the ordinary course, including without limitation the wholesale and retail businesses of marketing, promoting, designing, manufacturing, selling, buying and distributing music, musical instruments and accessories, and the products and services ancillary or related thereto.

"Negotiation Period" shall have the meaning ascribed to such term in Section 8.5(a).

"Net Working Capital" shall have the meaning ascribed to such term in Section 1.2(b)(i).

"Non Income Tax" shall have the meaning ascribed to such term in Section 4.12(j)(v).

"Non-Income Tax Claims" shall have the meaning ascribed to such term in Section 7.6(b).

"Non-U.S. Plans" shall have the meaning ascribed to such term in Section 4.11(a).

"Order" shall have the meaning ascribed to such term in Section 3.2(a).

"Ovation Site" shall mean the leased property at 37 Greenswood Road in New Hartford, Connecticut.

"Owned Intellectual Property" shall have the meaning ascribed to such term in Section 4.9(c).

"Patents" means inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof.

"PBGC" means the Pension Benefits Guaranty Corporation.

"Permitted Liens" shall have the meaning ascribed to such term in Section 4.7.

"person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

"Personal Property" shall have the meaning ascribed to such term in Section 4.7.

"Plan" and "Plans" shall have the meaning ascribed to such terms in Section 4.11(a).

"Pre-Closing Period" shall have the meaning ascribed to such term in Section 7.1(a).

"Prior Period Income Tax Returns" shall have the meaning ascribed to such term in Section 7.4(a).

"Purchase Price" shall have the meaning ascribed to such term in Section 1.2(a).

"Real Estate Permitted Liens" shall have the meaning ascribed to such term in Section 4.8(b).

"Real Property" shall have the meaning ascribed to such term in Section4.8(a).

"Resolution Period" shall have the meaning ascribed to such term in Section 1.2(b)(iii).

"Scheduled Intellectual Property" shall have the meaning ascribed to such term in Section 4.9(a).

"Section 338(h)(10) Elections" shall have the meaning ascribed to such term in Section 7.8(a).

"Seller" shall have the meaning ascribed to such term in the Preamble hereof.

"Seller Claims" shall have the meaning ascribed to such term in Section 11.4.

"Seller Disclosure Schedule" shall have the meaning ascribed to such term in Article III hereof.

"Seller Group" shall have the meaning ascribed to such term in Section 7.1(b).

"Seller Indemnified Parties" shall have the meaning ascribed to such term in Section 2.3(c).

"Seller's Thrift Plan" shall have the meaning ascribed to such term in Section 8.1(c).

"Shares" shall have the meaning ascribed to such term in the Recitals hereof.

"Straddle Period" shall have the meaning ascribed to such term in Section 7.1(c).

"Straddle Period Returns" shall have the meaning ascribed to such term in Section 7.4(b).

"Subsidiary" shall have the meaning ascribed to such term in Section 4.1(a).

"Subsidiary Employee" shall have the meaning ascribed to such term in Section 8.1(a).

"Subsidiary Shares" shall have the meaning ascribed to such term in Section 4.2(a).

"Target Net Working Capital" shall have the meaning ascribed to such term in Section 1.2(b)(i).

"Tax" and "Taxes" shall have the meaning ascribed to such terms in Section 4.12(j)(i).

"Tax Benefit" shall have the meaning ascribed to such term in Section 7.1(d).

"Tax Return" shall have the meaning ascribed to such term in Section 4.12(j)(ii).

"Third-Party Claims" shall have the meaning ascribed to such term in Section 11.7.

"Threshold" shall have the meaning ascribed to such term in Section 11.3.

"Trademark Assignment Agreement" shall have the meaning ascribed to such term in Section 8.4.

"Trademark License Agreement" shall have the meaning ascribed to such term in Section 8.4.

"Trademarks" means trademarks, service marks, certification marks, collective marks, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a's, brand names, business names, and any and every other form of trade identity and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

"Trade Secrets" means trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act).

"Transition Services Agreement" shall have the meaning ascribed to such term in Section 8.4.

"URL" shall have the meaning ascribed to such term in Section 2.3(e).

"WARN Act" shall have the meaning ascribed to such term in Section 4.16.

(b)  Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

KAMAN CORPORATION

By:
Name:
Title:

KAMAN MUSIC CORPORATION

By:
Name:
Title:

FENDER MUSICAL INSTRUMENTS CORPORATION

By:
Name:
Title:

EXHIBIT A
KAMAN MUSIC CORPORATION’S CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee, Fender Musical Instruments Corporation, a Delaware corporation (the “Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by Kaman Music Corporation, a Connecticut corporation (the “Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and U.S. Treasury Regulations (the “Income Tax Regulations”));

2.	Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3.	The U.S. employer identification number of Transferor is 06-0974979; and

4.	The office address of Transferor is: Kaman Music Corporation 20 Old Windsor Road Bloomfield, CT 06002

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferees and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

By:

Name:

Title:

Date:

EXHIBIT B

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into this _______ day of __________, 2007, between KAMAN CORPORATION, a Connecticut corporation (“Seller”), FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation (“Buyer”), and KAMAN MUSIC CORPORATION, a Connecticut corporation (the “Company”).

WITNESSETH:

WHEREAS, Seller and Buyer have entered into a Stock Purchase Agreement, dated as of October 27, 2007 (the “Purchase Agreement”), pursuant to which, at the Closing, Seller has agreed to sell and transfer the Shares of the Company to Buyer, and Buyer has agreed to purchase the Shares of the Company;

WHEREAS, Seller currently provides certain services to the Company;

WHEREAS, in order to assist in the transition of the Music Business to Buyer after the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer desires to have the Company receive from Seller, and Seller shall provide, or shall cause to be provided, certain transition services as set forth herein to the Company; and,

WHEREAS, Buyer and the Company acknowledge that Seller is not in the business of providing the transition services set forth in this Agreement to third parties and that such services shall be provided by Seller at Buyer's request and solely to accommodate Buyer and the Company during the transitional period after the Closing so as to maintain the continuity of the business of the Company and to enable to the Company to establish stand-alone status without continued reliance upon the services of the Seller (“Transition”).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement, except as expressly provided herein.

Section 1.2 "Disengagement Assistance" means the reasonable assistance provided by Seller to facilitate the orderly transfer of the Services to Buyer or its designee.

ARTICLE II

SERVICES

Section 2.1 Scope of Services.  During the Term (as defined below) and subject to the provisions of this Agreement, Seller will provide to the Company, or cause to be provided to the Company, the services listed in Schedule 2.1 hereto (the "Services" and each of them, individually, a "Service").

Section 2.2 Service Standards; Level of Service. Seller shall perform the Services with at least the same degree and at the same level of accuracy, quality, completeness, responsiveness and efficiency as provided before the Closing Date (the "Service Standards").

Section 2.3 Means of Providing Services.

(a) Subject to Sections 2.1 and 2.2, Seller shall, in its reasonable discretion, determine the means and resources used to provide the Services in accordance with its reasonable business judgment. Seller may modify or replace: (i) its policies and procedures; (ii) any Affiliates and/or third parties that provide any Services; (iii) the location from which any Service is provided; or (iv) the Intellectual Property rights, IT Assets, systems, products and services used to provide the Services; provided that all of the foregoing is done in a manner consistent with past practice, including with respect to consultation with affected users.

(b) Subject to Sections 2.1 and 2.2, Seller shall not be obligated to: (i) maintain the employment of any specific employee or number of employees; (ii) hire any employees in addition to the employees who are currently employed by Seller for the provision of Services for the benefit of the Music Business; or (iii) acquire, lease or license additional systems, equipment or software in order to provide the Services, provided the foregoing are in accordance with past practice.

(c) Buyer acknowledges and agrees that the Services provided by a third party on Seller's behalf, and the assets licensed from a third party and used in connection with providing the Services, remain subject to the terms and conditions of any applicable contracts with the providers of such Services and the Company shall continue to adhere to such terms and conditions to the extent consistent with its past practices, and provided that the Company has been made aware in writing of such terms and conditions, Seller shall obtain any necessary consent from such third parties in order to provide such Services subject to the following. To the extent that any of Seller’s third party providers requests an additional fee for such a consent, then the parties agree as follows:

(1) With regard to the FlexForm, Informix, Cognos, VSI-Fax and Fourgen software products listed in row 11 of Schedule 2.1, as soon as reasonably feasible after the Closing, to the extent not already done, Seller shall, or shall cause its Affiliates to, ensure that the agreements for such software are validly assigned to the Buyer or its designees, and where necessary to effectuate such assignments, Seller shall obtain the requisite consents, approvals, authorizations or other agreements from the counterparties, as well as any consents approvals, authorizations or other agreements that are necessary for Seller to provide the Services in respect of these software products under this Agreement, and to the extent that any additional fees are requested by these providers for such consents, approvals, authorizations or other agreements, or for Seller to otherwise provide the Services in respect of such software pursuant to this Agreement, Seller will pay all such fees.

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(2) With regard to the ATG, WebMethods, Attunity and ClearCommerce software products, Buyer will negotiate with the respective third party providers to obtain its own licensing agreements for the respective software, and to the extent that consents are necessary for Seller to provide the Services in respect of such software pursuant to this Agreement, Seller will use reasonable best efforts to obtain such consents, and to the extent that any additional fees are requested by these providers for such consents, Buyer will pay all such fees; provided that Seller involves Buyer in the negotiations for such fees and Buyer consents to the fees to be paid; provided further that if Buyer does not consent to paying a particular fee, then Seller shall be relieved of its obligation to provide the Services with respect to that particular software.

(3) With regard to any other software products as to which Seller has agreed to provide Services pursuant to this Agreement, to the extent that consents are necessary for Seller to provide the Services in respect of such software pursuant to this Agreement, Seller will use reasonable best efforts to obtain such consents, and to the extent that any additional fees are requested by these providers for such consents, Buyer will pay all such fees; provided that Seller involves Buyer in the negotiations for such fees and Buyer consents to the fees to be paid; provided further that if Buyer does not consent to paying a particular fee, then Seller shall be relieved of its obligation to provide the Services with respect to that particular software.

In the event that any such consent referred to above where Seller is required to use reasonable best efforts to obtain such consent, is not obtained despite Seller using such efforts to obtain the consent, the parties shall discuss in good faith, as applicable, alternative arrangements or modifications to the Services in order to meet a mutually agreed alternative standard. All costs associated with such consents, alternative arrangements and modifications shall be borne by Buyer solely, provided that Seller shall obtain Buyer’s consent prior to agreeing to any consent fees to be paid to a third party and shall afford Buyer the opportunity to procure alternative arrangements.

(d) Subject to Sections 2.1 and 2.2, Seller reserves the right, upon giving prior written notice to Buyer and the Company, to subcontract with third parties to provide all or part of any Service or the Services. In the event of any subcontracting, Seller shall remain liable for (i) the provision of the Services in accordance with this Agreement, and (ii) all conduct of the subcontractors, and Buyer shall retain all its rights under this Agreement in relation to such Services, on the same basis as if such subcontracted Services were being provided directly by Seller.

Section 2.4 Certain Limitations. Subject to Sections 2.1 and 2.2, the Services shall be subject to the following limitations (the "Limitations") unless otherwise agreed by the parties:

(a) Seller shall only be required to provide the Services to or for the benefit of the Music Business as conducted prior to the Closing Date. In particular, without limiting the generality of the foregoing, Seller shall not be obligated to provide Services: (i) in a volume or quantity which exceeds the historical volumes or quantities of the services provided by the Seller to the Company and the Subsidiaries for the benefit of the Music Business other than to account for reasonable business growth (which growth shall not obligate Seller to provide any additional functionality through the Services); and/or (ii) in locations other than the current premises of the Company and the Subsidiaries.

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(b) Seller shall only be required to allocate the means and resources to provide Services necessary for the continued operation of the Music Business as was conducted prior to the Closing Date so that the Service Standards remain consistent with past practice.

(c) Seller shall not be obligated to devote its sole attention to the provision of the Services or to provide Services in periods shorter than those usually required by Affiliates of Seller or to provide Services outside the Seller's normal business days and hours unless necessary to support the Services Standards or such practice was performed prior to Closing.

(d) Seller shall not be obligated to provide any Services to any entity other than the Company and the Subsidiaries.

(e) Seller shall provide Disengagement Assistance to support Buyer in transitioning the Services to Buyer or its designee. The full scope and details of such Disengagement Assistance are set forth in Schedule 2.4 hereto. For the avoidance of doubt, Seller shall not be required to convert Service(s) to technology platforms other than that supported by Seller in providing the Services, but Seller will remain available to respond to Buyer’s reasonable inquiries in any efforts by Buyer to effectuate such conversions on its behalf.

(f) Seller shall not be obligated to provide any Services to the Company and/or any of the Subsidiaries, if they cease being Affiliates of Buyer.

(g) Consistent with past practice Seller shall not be obligated to provide any Services to the extent prohibited by applicable Law

(h) Buyer shall not use the Services other than in a manner related to the operation of the Music Business.

Section 2.5 Temporary Suspension of Services. Upon notice to Buyer, Seller may, in its reasonable discretion consistent with past practice, suspend the provision of the Services (or any part thereof), from time to time, to enable it to perform routine or emergency maintenance to those parts or components of buildings, plant, machinery, information technology systems, or other assets of Seller required to provide the Services, provided that: (i) Seller shall perform such routine maintenance outside of the normal business hours of Buyer, the Company and the Subsidiaries; (ii) Seller shall provide Buyer and the Company with reasonable prior notice of such suspension and the anticipated duration of the suspension, in each case to the extent practicable; (iii) Seller shall use commercially reasonable efforts to carry out the applicable maintenance and resume provision of the relevant Services efficiently and promptly; and (iv) Seller shall use commercially reasonable efforts to avoid any unnecessary interruption or disruption to the Company’s business. Any suspension to enable Seller to provide routine maintenance shall be consistent with past practice of Seller with respect to the Services.

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Section 2.6 Failures to Meet the Service Standards: It shall not be deemed to be a breach of this Agreement if Seller fails to meet the Service Standards because of:

(a) Changes in technology used to provide a Service, which technology is also used by Seller in connection with its provision of a service to itself or to one or more of its Affiliates, provided that such impact on the Service Standards is not otherwise reasonably avoidable by Seller. In the event that Seller anticipates such a change in technology that would reasonably be expected to degrade the quality and level of Services below the Service Standards, Seller shall use reasonable best efforts to maintain the quality and level of Services in accordance with the Service Standards by either: (i) securing the technology from another third party provider, or (ii) securing alternative technology. If Seller is nonetheless unable to maintain the quality and level of Services in accordance with the Service Standards, it shall inform Buyer of such change and the parties shall discuss in good faith modifications to the Services in order to meet a mutually agreed alternative standard. If such changes in technology were initiated by Seller (other than in response to requirements of Buyer, the Company or a third party), then Seller shall bear all costs associated with such alternative arrangements. If such changes in technology were not initiated by Seller (or were initiated by Seller in response to requirements of Buyer, the Company or a third party), then Buyer shall bear all costs associated with such alternative arrangements as follows: (i) to the extent feasible, Buyer will purchase the technology itself for its own benefit, and will pay to the third party technology provider directly the costs for and retain said technology; or (ii) if given the nature of the technology it is not feasible or desirable for Buyer to purchase the technology itself for its own benefit, then Seller shall negotiate for the purchase of the technology at favorable rates and may pass on to Buyer any and all costs charged by the third party technology provider for such purchase, to the extent that Seller would not otherwise have incurred such costs for its own business or the business of its Affiliates, provided that Seller shall first obtain Buyer’s consent, not to be unreasonably withheld, prior to incurring any costs to be passed on to Buyer; and (iii) if Seller is required by a third party vendor to implement the change in technology for itself or any of its Affiliates, then the cost passed on to Buyer will be prorated accordingly.

(b) Emergencies or other exceptional circumstances affecting Seller's own business or the business of its Affiliates which require the allocation of resources normally used for the provision of the Services, provided that such emergencies or exceptional circumstances could not have been reasonably foreseen or avoidable, and limited to the duration of the emergency. In the event that such emergency or exceptional circumstance occurs, Seller shall inform Buyer and the Company of such emergency or exceptional circumstance in accordance with past practice and the parties shall discuss in good faith the manner in which the Services will be provided until the emergency or exceptional circumstance is solved. During such discussions Seller shall, consistent with past practices, use reasonable best efforts to resume providing the Services in accordance with the Service Standards as soon as reasonably practicable. All costs associated with such arrangements shall be borne by Seller solely.

(c) Force Majeure Events described in Section 9.1, which do not give rise to the termination of this Agreement under Section 4.3(c).

Section 2.7 Cooperation

(a) Each party will perform all obligations under this Agreement in good faith and use reasonable efforts to cooperate with the other in order to facilitate the provision and receipt of the Services.

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(b) Without limiting the foregoing, and subject to Section 7.2, (i) Buyer and the Company shall follow the reasonable workplace, security and data privacy policies, procedures and practices of Seller as applicable to the Services to the extent that the Company was obligated to follow such policies, procedures and practices prior to the Closing, and (ii) Seller shall follow the reasonable workplace, security and data privacy policies, procedures and practices of the Company as applicable to the Services to the extent that Seller was obligated to follow such policies, procedures and practices prior to the Closing; provided in the case of (i) and (ii) above, that none of the foregoing parties shall be obligated to follow any policies, procedures and practices to the extent in doing so it would be in violation of Applicable Law, provided that the foregoing shall in no way limit a party’s obligations to obtain consents pursuant to Section 2.3(c). Seller represents and warrants that, to the knowledge of Seller, none of the foregoing policies, procedures and practices violate any Applicable Law.

(c) Buyer and the Company shall provide Seller and its employees, agents, consultants and contractors reasonable access at reasonable times to facilities, hardware, equipment, systems, Intellectual Property and related items and personnel of Buyer and the Company, at no cost to any Seller, as is reasonably necessary in order for such Seller to provide such Services pursuant to the terms hereof; provided, however, that (i) Seller shall ensure that all such employees, agents, consultants and contractors comply with the Company’s reasonable workplace, security and data privacy policies, procedures and practices to the extent that Seller was obligated to follow such policies, procedures and practices prior to the Closing; (ii) Seller shall ensure that all commercially reasonable efforts are made to avoid and mitigate any interruption of or interference with Buyer's and the Company’s business activities; and (iii) all such access shall be subject to any legal or contractual obligations of the Company.

(d) A failure of Seller, on the one hand, or Buyer or the Company, on the other hand, to act in accordance with this Section 2.7 that prevents or materially inhibits the other party(s) ability to provide a Service or meet its obligations hereunder, including the failure to comply with security policies, practices or procedures with which it is obligated to comply hereunder, shall relieve such party(s) from such obligation until such time as the failure has ceased, provided that the foregoing shall not apply to relieve Seller of an obligation to provide a Service to the extent that such failure existed immediately prior to Closing and Seller provided such Service notwithstanding such failure.

(e) Seller shall, or shall cause its relevant Affiliates to, provide Seller with introductions to its contacts at Seller’s or its Affiliates’ third party providers from which Buyer or the Company will procure services in connection with the transition of Services to the Music Business after Closing, and will, subject to applicable confidentiality obligations, provide information to Buyer and the Company regarding the services it receives from such third parties, and will use reasonable good faith efforts to facilitate Buyer’s negotiations with such providers for such Services.

Section 2.8 Divestiture, Sale or Transfer of Assets. Nothing in this Agreement shall be deemed to limit Seller's ability to divest, sell or otherwise transfer any of its assets, including contracts and Intellectual Property licenses, necessary to provide the Services; provided, that Seller's obligation to provide or cause to be provided the Services to Buyer in accordance with this Agreement for the duration of the Term shall not be abrogated or affected thereby.

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Section 2.9 Compliance with Law. Each party shall perform all of its obligations hereunder in accordance with applicable Law.

ARTICLE III

PRICING

Section 3.1 Payment for Services. As compensation for the Services and the Disengagement Assistance, Buyer shall pay Seller (a) a resource unit fee, as further described in Schedule 3.1, (b) an amount equal to Seller’s out-of-pocket expenses incurred that are directly attributable to providing the foregoing (including pro-rata shares of expenses incurred in connection with providing the foregoing as well as providing services to other Seller businesses), and (c) to the extent that the level of effort exerted by Seller in connection with providing the foregoing exceeds the level of effort exerted by Seller to provide the same service to the Company immediately prior to the Closing as explained in Schedule 3.1, an incremental charge as shown in Schedule 3.1, ((a), (b) and (c), collectively, the "Fees"). In the event that Buyer terminates any Service, the applicable fee for that Service will be prorated on the next invoice for the actual time the Service was provided, and such fee will be eliminated from all future invoices. If Buyer exercises its option to renew this Agreement in accordance with Section 4.1, the Fees may be increased for the renewal term by an amount not to exceed ten percent (10%) over the existing Fees.

Section 3.2 Taxes. In addition to the other amounts payable under this Agreement, for any Services for which Seller charges Fees hereunder, Buyer and/or the Company, as the case may be, shall be obligated to pay, or reimburse Seller for, the amount of any present or future Taxes levied against, upon or in respect of the Services and/or payable by Seller on amounts earned (if any, including the full amount of any interest or penalties levied upon any such amounts, to the extent the interest or penalties result from the failure by Buyer and/or the Company, to pay Seller any amounts pursuant to this Section 3.2 when due) in connection with the provision of any Services or to the use of such Services by Buyer, other than Taxes associated with Seller’s income, property or employment. Invoices issued pursuant to Section 3.3 shall separately state any taxes payable by Buyer and/or the Company, as the case may be. Seller shall ensure that all Taxes withheld by it are timely and properly paid to the relevant taxing authority, and shall indemnify and hold harmless Buyer and the Company for any failure to do so (if any, including the full amount of any interest or penalties levied upon any such amounts).

Section 3.3 Billing and Cash Settlement. Any amounts due under this Agreement shall be billed and paid for in the following manner: (i) Seller shall invoice the Company on a monthly basis for all Services delivered during the preceding month, including one twelfth of any amounts expressed in Schedule 3.1 as annual charges, and all Taxes incurred in the preceding month; (ii) each such undisputed invoice shall be payable within thirty (30) days of the Company's receipt thereof; and (iii) payment of all invoices in respect of the Services provided hereunder shall be made in U.S. Dollars ($) payable by wire transfer of immediately available funds to such account or accounts as may be designated from time to time by Seller. In the event that Buyer and/or the Company fails to pay in full any invoice when due, interest shall accrue daily on the unpaid and undisputed amount, as well as any disputed amounts that subsequently are determined to have been properly invoiced and due to Seller, until such amounts are paid. The applicable interest rate shall be 12% per annum.

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ARTICLE IV

TERM; TERMINATION

Section 4.1 Term; Renewal Option. The initial term of this Agreement shall commence on the Closing Date and shall end on the one year anniversary date thereafter, provided that, Buyer shall have the option to renew the term for one additional year exercisable by written notice to Seller not less than 30 days before the expiration of the initial term (the initial and renewal terms are collectively referred to as the "Term"). Notwithstanding the foregoing, the Term of this Agreement will end before the term described in the previous sentence with respect to any particular system application on that date that it has been installed in the Buyer's system hardware (a "Migration") and all Seller's responsibilities under this Agreement shall end with respect to such system application on each such date, so long as the Company no longer needs such assistance from Seller and has informed Seller of the same in writing. The Fees charged by Seller shall then be reduced by the amount applicable to such Services that end, and if Buyer and/or the Company had prepaid any such amounts, those amounts shall be credited towards future invoices or refunded at Buyer’s discretion.

Section 4.2 Partial Termination of the Services: To the extent that a portion of the Services can be terminated without requiring termination of all Services, without causing a material disruption to the services provided by a third party, Seller will, at a mutually agreeable time no less than 10 days or more than 30 days after Buyer gives written notice, cease performance of any Service or Services as to which Buyer has given notice that it no longer wants to use. As from the moment such Service(s) cease, the Fees shall be appropriately reduced, and if Buyer and/or the Company had prepaid any such amounts, those amounts shall be credited towards future invoices or refunded at Buyer’s discretion.

Section 4.3 Termination of the Agreement. This Agreement or any Service hereunder may also be terminated:

(a) By either Seller or Buyer upon written notice to the other party if the other party is in material breach of this Agreement or the Purchase Agreement; provided, however, that the breaching party shall have thirty days from receipt of written notice thereof to cure such breach, at which time this Agreement or Service, as applicable, shall terminate upon written notice if the breach has not been cured;

(b) By the party not relying upon Section 9.1 to excuse performance, upon written notice to the other party, if performance of this Agreement or any Service has been rendered impossible or impracticable for a period of sixty (60) days as a direct result of the occurrence of any Force Majeure Event described in Section 9.1;

(c) By Buyer with regard to a portion of the Services as provided under Section 4.2.

Section 4.4 Effect of Termination. Upon any termination of this Agreement, neither party will have any further obligation to the other (including with respect to the provision of any Services), except:

(a) No termination of this Agreement will prejudice any claim either party may have under this Agreement that arises prior to the effective date of such termination;

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(b) Such termination will not terminate or otherwise affect (i) any obligations to pay monies due or which become due for Services performed prior to the date of expiration or termination; (iii) the provisions of Articles V, VI, VII, VIII and IX; and/or (iii) any other obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination.

ARTICLE V

INDEMNIFICATION OBLIGATIONS

Section 5.1 Indemnification. Seller (in such capacity, the “Indemnifying Party”) shall indemnify, defend and hold harmless Buyer and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) (each, an "Indemnified Party") from and against all Damages arising out of or relating to any third party claim relating to breach by Seller of this Agreement, except to the extent such Damages result from the gross negligence or willful misconduct of Buyer or the Company Indemnified Party. Buyer (in such capacity, also the “Indemnifying Party”) shall indemnify, defend and hold harmless Seller and their Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) (each, also an "Indemnified Party") from and against all Damages arising out of or relating to any third party claim relating to a breach by Buyer or the Company of this Agreement, except to the extent such Damages result from the gross negligence or willful misconduct of Seller or any Seller Indemnified Party.

Section 5.2 Indemnification Procedures

(a) Each Indemnified Party shall provide the Indemnifying Party with timely notice of any claim or liability subject to indemnification pursuant to Section 5.1; provided, that any failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations under Section 5.1 only if and to the extent that the Indemnifying Party is materially prejudiced thereby.

(b) An Indemnified Party shall (i) give the Indemnifying Party prompt notice of an indemnifiable claim so as to afford the Indemnifying Party the opportunity to defend or negotiate a settlement of such indemnifiable claim hereunder at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not settle any such claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld or delayed, and (ii) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in defending or settling such claim.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES; LIABILITY

Section 6.1 Representations and Warranties. Seller represents and warrants as follows: (i) the Services will be provided in material compliance with all applicable Laws, rules and regulations, including without limitation all requirements of applicable privacy and security laws and the Sarbanes-Oxley Act; and (ii) none of the Services nor any materials or information used in the providing the Services, or the Company’s or its Subsidiaries’ use thereof as permitted herein, will violate, infringe or misappropriate the rights of any third party.

Section 6.2 Disclaimer of Warranties. Except as expressly set forth in this Agreement, Seller makes no, and expressly disclaims any and all, representations or warranties whatsoever to the extent permissible by law, whether express, implied or statutory, with respect to the Services, software or hardware provided hereunder, including warranties with respect to merchantability, or suitability or fitness for a particular purpose, title and non-infringement, and any warranties arising from course of dealing, course of performance or trade usage.

Section 6.3 Limitation of Liability. Notwithstanding anything set forth herein to the contrary, neither party shall have any liability whatsoever to the other party in connection with this Agreement, except with respect to claims arising out of the party’s breach of this Agreement, gross negligence or willful misconduct. Except as otherwise provided in this Agreement, Seller is responsible only for the performance of the Services and will not undertake responsibility for the performance of any other service, obligation or function of Buyer or the Company.

Section 6.4 Consequential Damages. In no event shall either party be liable to the other party, except with regard to the party’s indemnification obligations for third party claims as set forth in Article V, or Damages to the extent resulting from its gross negligence or willful misconduct, its intentional breach of this Agreement with bad faith, or its breach of Article VII, for (i) any damages incurred as a result of third party claims, (ii) any indirect or consequential damages, or (iii) any special or punitive damages, including lost or anticipated revenues, loss of profits, lost or anticipated savings, loss of business opportunity or injury to goodwill, in connection with, or related to the performance of, this Agreement or arising out of the Services rendered hereunder, whether such liability is asserted on the basis of contract (including the breach or any termination of this Agreement), tort (including negligence or strict liability), misrepresentation or otherwise, even if the party has been warned of the possibility of any such loss or damage in advance.

Section 6.5 Remedies. In the event of any errors, inconsistencies, loss or Damage arising out of Seller's performance or nonperformance of any Services pursuant to this Agreement Seller shall (i) correct errors or inconsistencies of which it becomes aware or (ii) if such errors or inconsistencies cannot be corrected after Seller has used commercially reasonable efforts to do so, refund Buyer for the charge for that particular Service and provide Buyer reasonable assistance in mitigating any problems associated with such errors or inconsistencies.

Section 6.6 Incorporation of Purchase Agreement. Seller’s liability under this Agreement shall be subject to Section 11.3 of the Purchase Agreement, and claims by the Company or Buyer hereunder shall be included as Buyer Claims for the purposes of that Section; provided, however, that the Threshold shall not apply to any such Buyer Claims made hereunder.

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ARTICLE VII

CONFIDENTIALITY; SECURITY

Section 7.1 Confidentiality. The parties hereto acknowledge that they will have access to confidential and proprietary information concerning the other party, its customers, employees, Affiliates and its business, which information is not readily available to the public (“Confidential Information”).

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” of a party means information, ideas, materials or other subject matter of such party, whether disclosed orally, in writing or otherwise, that is provided under circumstances reasonably indicating that it is confidential or proprietary. “Confidential Information” of a party shall include, without limitation, any and all trade secrets, processes, techniques, drawings, models, customer-related information and data, computer programs, databases, business plans, technical data, product ideas, marketing data and plans, contracts and financial information disclosed or otherwise provided by the disclosing party (“Disclosing Party”) to the receiving party (“Receiving Party”). Confidential Information shall not include any information or material that: (i) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party; (ii) is disclosed to the Receiving Party without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction); (iii) is independently developed by the Receiving Party, or (iv) is properly known by the Receiving Party before receipt thereof from the Disclosing Party, provided, however, that the foregoing subsection (iv) shall not apply to the Confidential Information of the Company or its Subsidiaries known to Seller prior to Closing, or the Confidential Information of Seller known to the Company or its Subsidiaries prior to Closing.

(b) Restrictions on Use. Confidential Information of the Disclosing Party shall not be used for any purpose other than as expressly permitted under this Agreement, and shall not be disclosed to any third party without the prior written consent of the Disclosing Party. Each party agrees to limit access to the other party’s Confidential Information to those of its Affiliates, directors, officers, employees, contractors and other representatives who: (i) have a need to know such Confidential Information for purposes of such party performing its obligations hereunder; and (ii) are obligated to protect the confidentiality of such Confidential Information. The Receiving Party shall treat the Confidential Information of the Disclosing Party with at least the same degree of care and protection as it would use with respect to its own confidential and proprietary information (and in no event less than a reasonable degree of care). Subject to Sections 6.3 and 6.4, the Receiving Party shall be responsible and liable to the Disclosing Party for any breach of this Article VII by the Receiving Party’s employees or other third parties receiving access to the Disclosing Party’s Confidential Information through or on behalf of the Receiving Party.

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(c) Exclusions. Notwithstanding the foregoing, this Agreement shall not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation, provided that, in such event, the Receiving Party shall promptly notify the Disclosing Party to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). Further, each party may disclose the terms and conditions of this Agreement: (i) as required by the applicable securities laws or self-regulatory bodies, including, without limitation, requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities; (ii) in confidence, to legal counsel; (iii) in confidence, to accountants, banks and financing sources and their advisors; and (iv) in connection with the enforcement of this Agreement or any rights hereunder.

Section 7.2 Security. If a party is given access to any of the other party’s computer systems or software (collectively, "Systems") or physical facilities in connection with receipt of the Services, the accessing party shall not tamper with, compromise or circumvent any security or audit measures employed by the other party. The accessing party shall access and use only those Systems of the other party for which they have been granted the right to access and use, and to access and use such Systems only to the extent reasonably necessary to provide or to receive the Services, as the case may be.

Section 7.3 Remedies. The parties acknowledge, understand and agree that a breach of this Article VII may cause irreparable injury to the non-breaching party and that there may be no adequate or complete remedy at law is available for such breach. Accordingly, the parties (i) agree that the non-breaching party will be entitled to seek enforcement of this Article VII by injunction and (ii) irrevocably waive any defense based on the adequacy of the remedy at law which might be asserted as a bar to such injunctive relief.

ARTICLE VIII

INTELLECTUAL PROPERTY

Section 8.1 Ownership of Intellectual Property.

(a) Except as otherwise expressly provided herein or in the Purchase Agreement, each of Seller and Buyer shall retain all right, title and interest in and to their respective Intellectual Property rights and any and all improvements, modifications and derivative works thereof, and no other license (other than to the extent necessary for the provision or receipt of the Services) or other right, express or implied, is granted hereunder by either party to its intellectual property rights.

(b) In the event that any Intellectual Property rights are created in the performance of the Services exclusively for or on behalf of the Company, the Company shall exclusively own all right, title and interest throughout the world in and to all such Intellectual Property rights, and Seller hereby assigns, and shall cause all others to assign, to the Company all right, title or interest it may have in any such Intellectual Property rights.

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(c) Each party shall from time to time execute any documents and take any other actions reasonably requested by the other party to effectuate the purposes of this Section 8.1.

Section 8.2 Reservation of Rights. Except as expressly provided in this Agreement, no party shall have any rights or licenses with respect to any hardware or facility of the other party. All rights and licenses not expressly granted in this Agreement are expressly reserved by the relevant party.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Force Majeure. In the event that Buyer or the Company is wholly or partially prevented from, or delayed in, fulfilling any obligation under this Agreement, or Seller is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (which may include without limitation acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster or riot) (each, a "Force Majeure Event"), Buyer shall be excused from performance during such period, and Seller shall not be obligated to deliver (or timely deliver, as applicable) the affected Services during such period, as the case may be, and Buyer and the Company shall not be obligated to pay for any Services not delivered. Upon the occurrence of a Force Majeure Event, the affected party promptly shall give written notice to the other of the Force Majeure Event upon which it intends to rely to excuse its performance and of the expected duration of such Force Majeure Event. The duties and obligations of the Buyer, and the duties and obligations of Seller with regard to the Services hereunder, that are directly affected by such Force Majeure Event shall be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents the affected party from performing its duties and obligations hereunder and in no event shall such duties and obligations be tolled beyond expiration of the Term. During the duration of the Force Majeure Event, Each party shall use its commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use its commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From and during the occurrence of a Force Majeure Event, Buyer or the Company may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services at Buyer's sole cost and expense.

Section 9.2 Interpretation

(a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

(b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

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(d) All references to "$" and dollar shall be deemed to refer to United States currency unless otherwise specifically provided.

(e) All references to "person" shall be deemed to refer to any individual, sole proprietorship, partnership, joint venture, corporation, estate, trust, unincorporated organization, association, limited liability company, institution or other entity, including any that is a Governmental Authority

Section 9.3 Preparation of this Agreement. The Parties hereby acknowledge that (a) Buyer and Seller jointly and equally participated in the drafting of this Agreement, (b) Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (c) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

Section 9.4 Relationships of the Parties. The parties hereto are and shall remain independent contractors and not employees or agents of each other. Except as expressly granted by the other party in writing, none of Buyer, the Company or Seller shall have any authority, express or implied, to act as an agent of the other parties or their subsidiaries or Affiliates under this Agreement. It is not the intent of the parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture or employment relationship among or between the parties (including their respective officers, employees, agents or representatives).

Section 9.5 Employees of the Parties; Non-solicitation.

(a) The employees, agents or representatives of any Seller providing services to the Buyer under this Agreement shall not be deemed employees, agents or representatives of the Buyer, the Company or the Subsidiaries. Similarly, the employees, agents or representatives of the Buyer, the Company or the Subsidiaries shall not be deemed employees, agents or representatives of any Seller.

(b) Each party agrees that, for period of twelve (12) months from and after the expiration or termination of this Agreement the Term of this Agreement, it shall not, and shall cause its Affiliates not to, without the prior written consent of the other party, directly or indirectly through another person, (a) solicit to hire, (b) hire or (c) encourage, entice or induce to terminate an employment relationship with any employee of the other party involved in any manner with providing the Services or performance under this Agreement. The foregoing restrictions shall not preclude (i) general solicitations or hiring pursuant to general solicitations in newspapers or similar mass media not targeted toward such employees of the other party or (ii) soliciting any person who has left the employment of a party prior to the other party soliciting such person (which person, to the knowledge of the other party, is not in breach of his or her contract of service with the former employer). The foregoing notwithstanding, Buyer shall be entitled to solicit the employment of and to employ the following individuals: Jody Burns.

Section 9.6 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws for the provision of the Services and consummate the transactions contemplated.

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Section 9.7 Entire Agreement. This Agreement, the Purchase Agreement and the Confidentiality Agreement set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to the subject matter hereof.

Section 9.8 No Third Party Beneficiaries. Except as expressly provided otherwise in this Agreement, this Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

Section 9.9 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

Section 9.10 Forum.  Any legal suit, action or proceeding brought by Seller or Buyer, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in any federal or state court in New York, and each of Seller and Buyer (on its behalf and on behalf of the Company) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

Section 9.11 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand (including by reputable overnight courier), by mail (certified or registered mail, return receipt requested) or by telecopy facsimile transmission (receipt of which is confirmed):

(a) If to Buyer, to:

Fender Musical Instruments Corporation
8860 E. Chaparral Road, Suite 100
Scottsdale, Arizona 85250
Telecopy: (480) 452-1629
Attention: Matthew P. Janopaul

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angles, California 90067
Telecopy: (310) 712-8800
Attention: Alison S. Ressler, Esq.

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(b) If to Seller, to:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Telecopy: (860) 243-7397
Attention: Candace A. Clark, Esq.

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: (212) 735-2000
Attention: Randall H. Doud, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third Business Day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, provided that a copy is also sent by certified or registered mail, except for a notice of change of address, which shall be effective only upon receipt thereof.

Section 9.12 Descriptive Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 9.13 Extension, Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement; or (b) waive compliance with any of the agreements, or satisfaction of any of the conditions, contained herein by the other party to this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party and will not restrict subsequent enforcement of any of the obligations of this Agreement.

Section 9.14 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by Buyer, the Company and Seller.

Section 9.15 Assignment . Neither party may assign, transfer or delegate (subject to Section 2.3(d)), whether by merger or other operation of Law or otherwise, any rights or obligations under this Agreement without the other party’s prior written consent, except that a party may assign its rights and obligations under this Agreement to any person controlling or in common control with it, or in the event of a merger, acquisition, consolidation or restructuring or a sale of all or substantially all of its assets. This Agreement is binding upon the parties and their respective successors and assigns and inures to the benefit of the parties and their respective permitted successors and assigns.

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Section 9.16 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

Section 9.17 Counterparts; Effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.18 Administrative Contacts. Buyer designates Michael Spandau (contact information above) as its administrative contact for purposes of this Agreement, and Seller designates Ronald Galla (contact information above) as its administrative contact for purposes of this Agreement. All initial contacts between the parties regarding issues and matters arising under this Agreement or any other administrative matters in connection with the transactions contemplated hereby shall be directed to each Party’s administrative contact.

Section 9.19 Dispute Resolution. Buyer and Seller shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement amicably and promptly by good faith negotiations between executives who have authority to settle such dispute. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within five (5) business days after delivery of such notice, the administrative contacts of the parties shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to use their respective reasonable efforts to resolve the dispute. If the matter has not been resolved within five (5) business days of the first meeting of such administrative contacts (or, if the parties are unable to mutually agree upon an acceptable time and place to meet, within five (5) business days of the sending of such notice of dispute), either party may, by notice to the other party, refer the matter to executives of the parties. Such executives shall negotiate in good faith to resolve the matter in an amicable manner within five (5) business days of such second notice. In the event the matter is not resolved within such 5-day period, either party may, by notice to the other party, refer the matter to the parties’ chief executive officers. Such officers shall negotiate in good faith to resolve the matter in an amicable manner within five (5) business days of such third notice. In the event the matter is not resolved within such 5-day period, either party may pursue all other means available to it to resolve the dispute.

Section 9.20 Remedies Cumulative. Unless expressly stated otherwise, all remedies set forth in this Agreement are cumulative and not exclusive of any other remedies available to the party.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

KAMAN CORPORATION

By:
Name: Title:

KAMAN MUSIC CORPORATION

By:
Name: Title:

FENDER MUSICAL INSTRUMENTS CORPORATION

By:
Name: Title:

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LEASE AGREEMENT

LEASE AGREEMENT made on the ___ day of _______, 200_ (this “Lease”), between KAMAN CORPORATION, a Connecticut corporation, having an office at 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002 (together with its successors and assigns, “Landlord”), and KAMAN MUSIC CORPORATION, a Connecticut corporation having an office at 20 Old Windsor Road, Bloomfield, Connecticut 06002 (together with its successors and assigns “Tenant”).

WHEREAS, Landlord is the sole owner of certain land, improvements and other facilities located at 20 and 24 Old Windsor Road, Bloomfield, Connecticut, and more fully described below, which it desires to lease to Tenant; and

WHEREAS, Tenant is a corporation that desires and is empowered to lease said property; and

WHEREAS, Landlord and Tenant desire to enter into a lease agreement to define their respective rights, duties, and liabilities concerning such a lease;

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Description of Premises and Purpose

Landlord hereby leases to Tenant certain property located at 20 and 24 Old Windsor Road, Bloomfield, Connecticut, comprised of (i) the real property more particularly described in Exhibit A (the "Land"), which is attached to and made a part of this Lease, which includes the parking lots depicted as 'Lot "A"', consisting of approximately 50 parking spots ("Lot A") and 'Lot "B"', consisting of approximately 90 parking spots (collectively, the "Parking Lots") on Exhibit B, which is attached to and made a part of this Lease, (ii) all buildings, structures and other improvements of every kind presently or hereafter situated upon the Land, including the "Warehouse" (the "Warehouse") and the "Office" (the "Office") depicted on Exhibit B, as well as that certain enclosed passageway connecting the Warehouse and the Office (collectively, the "Leased Improvements"), and (iii) all easements, rights and appurtenances relating to the Land and the Leased Improvements, including, without limitation, a non-exclusive easement for ingress and egress to and from the Land over that certain portion of the existing right of way known as "Old Iron Ore Road" that is currently owned by Landlord or its affiliates (collectively, the “Easements”). The demised premises described in the immediately preceding sentence are hereinafter referred to as the "Premises".

2.	Term

The term of the Lease shall be one (1) year, commencing on the [___] day of [  ], 200_, and terminating on the [___] day of [  ], 200_, unless sooner terminated under the provisions of this Lease. Notwithstanding the foregoing, Tenant shall have the right, exercisable upon at least 60 days’ notice to Landlord, to extend the term of the Lease with respect to the Office and Lot B for up to two additional periods of six months each; provided, that during any such extension period, Tenant shall have access to and shall be permitted to use, solely in connection with its continued operations at the Office, up to 35 parking spaces located in Lot A at no additional charge.

3.	Rent; Net Lease

During the term of this Lease, Tenant shall pay to Landlord rental of $41,250.00 per month (“Base Rent”), allocable to the various portions of the Premises as set forth in Exhibit C payable in advance due on the 1st day of each month (the “Rent Payment Date”), except that the first installment of $41,250.00, will be due and payable upon the execution of this Lease. During the renewal terms of this Lease with respect to the Office and Lot B, Tenant shall pay to Landlord Base Rent of $23,333.33 per month. Rent checks shall be made payable Landlord and mailed to Kaman Corporation, P.O. Box 1, Bloomfield, Connecticut 06002, or to such other address as Landlord shall notify Tenant of in writing at 20 Old Windsor Road, Bloomfield, Connecticut 06002.

Except as otherwise set forth herein, this Lease is a net lease and it is agreed and intended that all rent and any other amounts payable hereunder by Tenant shall be paid without notice or demand, absolutely net to Landlord and without counterclaim, setoff, deduction or defense, recoupment, abatement, diminution, reduction or suspension whatsoever and that Tenant’s obligation to pay all such amounts throughout the term of the Lease is absolute and unconditional so that this Lease shall yield net to Landlord under all circumstances and conditions whether now or hereinafter existing and whether or not within the contemplation of the parties. Tenant shall pay or cause to be paid all expenses related to the operation, management, development, use, occupancy, maintenance and repair of the Premises, including, without limitation, the costs of utilities and real estate taxes, which arise or become due or payable during or after (but only to the extent attributable to a period falling within) the term of the Lease. Tenant shall indemnify Landlord against, and hold Landlord harmless from, such expenses, and Tenant’s liability for the payment of any of the same which shall become payable after the term of the Lease shall survive the term of the Lease. Notwithstanding anything to the contrary contained herein, Landlord and not Tenant shall be liable and obligated for the repair and maintenance or replacement of the structural components of the Premises, the roof and for all items that are considered “capital” in nature as determined in accordance with generally accepted accounting principles; provided, that Landlord shall not be obligated for the repair, maintenance or replacement of any such "capital" items that are installed or replaced at the Premises by Tenant, its agents or its employees.

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4.	Taxes

Tenant shall pay all real estate taxes and assessments on the Premises during the full term of this Lease. Landlord shall cooperate with Tenant in seeking a reduction from the taxing authorities in any real estate tax increase during the lease term and any renewals thereof. Furthermore, Tenant shall pay all special or local assessments that may be levied against the Premises by reason of improvements made thereon or of the street or sidewalks surrounding the Premises.

The taxes, assessments and impositions for the first and last years of the term hereof, will be prorated between Landlord and Tenant so that Tenant will only be responsible for any such tax, assessment or imposition attributable to the period during which this Lease is in effect.

Notwithstanding anything to the contrary herein, Tenant shall not be required to pay any franchise, corporate, estate, inheritance, succession, transfer, gift, income, profits or revenue or capital levy taxes of Landlord or any similar taxes that may be imposed upon Landlord.

If Landlord obtains a refund or a reduction of any tax, imposition or other amount paid or reimbursed by Tenant (in whole or in part), Landlord shall promptly pay to Tenant the amount of such refund or reduction.

Tenant may elect to pay any special assessment in installments under the maximum allowable time period permitted by law in which event Tenant shall be obligated to pay only those installments becoming due during the term.

5.	Fire, Hazard and Liability Insurance

A. Landlord agrees to maintain (i) insurance against loss or damage to the Premises by fire and such other risks and hazards as are generally insurable under available forms of “all risk” insurance policies in Connecticut as are consistent with the insurance maintained by Landlord in connection with (1) the Premises immediately prior to the date hereof and/or (2) the remainder of the business campus of which the Premises is a part at any given time and (ii) a policy of commercial general liability insurance with minimum limits of liability in amounts comparable to insurance maintained by Landlord in connection with (1) the Premises immediately prior to the date hereof and/or (2) the remainder of the business campus of which the Premises is a part at any given time. Tenant shall, as additional rent hereunder and on each Rent Payment Date, reimburse Landlord for all insurance premiums that Landlord has paid in connection with the insurance coverage described in this paragraph, excepting premiums which have previously been reimbursed by Tenant.

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B. During the term of this Lease, Tenant shall have the right to maintain, or cause to be maintained, policies of insurance against loss or damage to Tenant’s personal property by fire and the risks embraced by extended coverage, vandalism and malicious mischief endorsements and from such other hazards as may be covered by then standard all risk insurance (including specifically flood insurance if available and if carried for similar properties under The National Flood Insurance Program as it may be changed or replaced, and, if the same shall be available from a governmental agency or corporation and is carried for similar properties, damage by war or nuclear action or reaction end radioactive contamination, and supplementary perils with backup of sewer and drains and water main breaks) all in an amount sufficient to cover full replacement cost (without depreciation) of Tenant’s personal property and fixtures but in any event, in an amount not less than 100% of the then replacement cost.

C. Tenant shall furnish Landlord with certificates evidencing the aforesaid insurance coverage (including evidence of waivers of subrogation), and renewal certificates shall be furnished to Landlord at least thirty (30) days (or ten (10) days’ in the case of termination for non-payment of premium) prior to the expiration date of each policy for which a certificate was theretofore furnished.

D. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies or specific binding recommendations of Landlord's insurers regarding the Premises, (ii) violate applicable rules, regulations and binding guidelines of any authority having jurisdiction over the Premises, (iii) cause an increase in the premiums of insurance for the Premises, or (iv) result in Landlord’s insurance companies’ refusing to insure the Premises or any property therein in amounts and against risks as reasonably determined by Landlord. If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this paragraph, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

E. Tenant shall procure and maintain in force and effect an appropriate clause in, or endorsement on, any property insurance covering the Premises and/or any of the personal property, fixtures and equipment located therein or thereon and any business interruption insurance carried by Tenant, pursuant to which the insurance companies waive subrogation. Tenant and Landlord each hereby releases and will not make any claims against or seek to recover from the other party for any loss or damage to its property (including personal property) resulting from fire or other hazards customarily covered by general liability or available forms of “all risk” insurance policies. The waiver of subrogation in this paragraph shall extend to all affiliates of Landlord and Tenant.

F. At Landlord’s request, Tenant shall provide Landlord and/or Landlord’s insurance carrier access to the Premises to conduct such inspections of the Premises as Landlord’s insurance carrier may require. Such access shall be provided to Landlord during normal business hours upon reasonable advance notice. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s permitted use of the Premises.

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6.	Destruction of Premises

A. If the Premises or a substantial portion thereof necessary for Tenant’s occupancy is damaged or destroyed by fire, earthquake, act of God, the elements or other casualty, Landlord shall at its sole discretion determine if repairs to the Premises will be made. If Landlord elects not to proceed with repairs or restoration then the Lease will terminate as of the date of the casualty.

B. Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair or restoration of any portion of the Premises as a result of any damage from fire or other casualty.

7.	Condemnation

If the whole of the Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of such taking, and rent shall be prorated to such date.

8.	Subletting or Assignment

A. Tenant shall not assign this Lease or any interest in this Lease, or sublet the Premises or any part of thereof or any right or privilege appurtenant to the Premises, or allow any person other than Tenant and Tenant’s agents, employees and invitees to occupy or use the Premises or any part thereof, without first obtaining Landlord’s written consent; provided, however, that Tenant may assign this Lease or sublet the Premises to an Affiliate of Tenant without the consent of Landlord. For the purposes of this Lease, (1) "Affiliate" shall mean any person(s) or entity(ies) directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under Common Control with the person(s) or entity(ies) in question; and (2) "Control" shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person(s) or entity(ies), whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such person(s) or entity(ies).

B. Landlord's consent to one assignment, sublease, or occupancy or use shall not be deemed to be a consent to any subsequent assignment or sublease, or to any occupancy or use by any other person.

C. Any unauthorized assignment or sublease shall be void, and shall terminate this Lease at Landlord's option.

9.	Default

In the event Tenant shall be in default in the payment of rentals hereunder or if Tenant shall default in any of the covenants contained herein which default continues for ten (10) days after receipt of written notice by Tenant from Landlord, it shall be lawful for Landlord to enter upon and take possession of the Premises and to terminate Tenant’s right, title and interest in and to the Parking Lots and/or the Easements; provided, however, that if the default by Tenant relates to any covenant other than one respecting the payment of rent, then Landlord may not enter upon and take possession of said Premises or terminate Tenant’s right, title and interest in and to the Parking Lots and/or the Easements or exercise any other remedy provided by law unless Tenant fails within said 10-day period to begin to remedy the default complained of and thereafter fails to make diligent efforts to complete the remedy.

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10.	Encumbrances and Restrictions; Condition of Premises

Landlord covenants and warrants that Landlord has the lawful right to lease the Premises and that said Premises are free and clear of any and all liens, easements, restrictions and encumbrances except those of public record.

Landlord represents and warrants that, as of the date hereof, the Premises and all systems material to the operation of the Premises located thereon are in good working order and repair in all material respects.

11.	Waste

Tenant, its assignees or sublessees shall not commit waste upon the Premises and at the expiration of this Lease will peaceably surrender possession of the Premises and relinquish all right, title and interest in and to the Parking Lots and the Easements to the then owners of said real estate in safe condition.

12.	Peaceful Use

Landlord covenants that Landlord will put Tenant into complete and exclusive possession of the Premises as hereinbefore provided, and that, so long as Landlord has not delivered a notice of termination with respect to this Lease, the Tenant shall during the term demised, freely, peaceably and quietly occupy and enjoy the full possession of the Premises, and the rights and privileges herein granted, without molestation or hindrance, lawful or otherwise.

13.	Notices

All notices required under this Lease shall be deemed to be properly served if delivered in writing personally or sent by certified mail with return receipt requested, to Tenant at 20 Old Windsor Road, Bloomfield, Connecticut 06002, to Landlord at 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, or to any subsequent address which Tenant or Landlord designate in writing to the other parties for such purposes. Date of service of a notice served by mail shall be the date on which such notice is deposited in a post office of the United States Postal Service.

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14.	Repairs

Except as otherwise set forth herein, Tenant, at Tenant’s sole expense, shall maintain the Premises in good repair and in at least as good condition as that in which they were delivered, allowing for ordinary wear and tear and damage by casualty and condemnation.

15.	Utilities and Other Services

Tenant shall pay all charges for services rendered (whether by Landlord or third party) for the benefit of, or in connection with, the Premises, including those measured by consumption or use for water, sewage disposal, telephone, gas, electricity, any other utility or commodity, maintenance of the Premises, or other service furnished to or used by Tenant, whether such services are furnished by Landlord or are submetered by Landlord or furnished directly from the utility company, governmental body or agency or other applicable third party; provided, that unless Tenant has requested that a particular service be provided, Tenant shall not be obligated to pay for such service unless such service is consistent with the services rendered in connection with (1) the Premises immediately prior to the date hereof and/or (2) the remainder of the business campus of which the Premises is a part at any given time. Landlord shall continue to provide, at Tenant’s cost, the same scope and frequency of basic maintenance services (such as snow plowing and lawn mowing) provided to the Premises as Landlord is then providing to the remainder of the business campus of which the Premises is a part. Tenant agrees that Landlord shall not in any event have liability to Tenant for any loss of, or interruption in, any of the services described in this paragraph or any other services provided to Tenant by Landlord except in the case of Landlord’s (or any of Landlord’s employee’s or agent’s) gross negligence or willful misconduct.

16.	Alterations and Improvements

A. Tenant shall not improve or alter the Premises in any manner without the prior, express, and written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), but shall, before making any improvements or alterations, submit plans and designs for such improvements or alterations to Landlord for its approval. In the event that the plans and designs are disapproved, the improvements or alterations shall be made only with such changes as may be consented to by Landlord.

B. Furnishings, trade fixtures, and equipment installed by Tenant shall be the property of Tenant and may be removed by Tenant at any time during the term of this Lease provided that Landlord has not delivered a notice of termination with respect to this Lease. On termination of this Lease, Tenant shall remove any such property at Landlord's request. Tenant shall repair any damage to the Premises resulting from the installation or removal of such property.

17.	Permitted Uses

The Premises shall be used for office and warehouse use, storage use and ancillary uses and for all purposes related thereto, and any other use as existing as of the date hereof, subject to and in accordance with all rules, regulations, laws, ordinances, statutes and requirements of all governmental authorities having jurisdiction thereof, and Tenant covenants and agrees that it shall use the Premises for such purposes (and for no other purposes). Anything herein contained to the contrary notwithstanding, Tenant shall not use or permit the use of the Premises or any part thereof for any unlawful or illegal purposes or in violation of any certificate of occupancy, or for any extra-hazardous purpose or in such manner as to create or constitute a nuisance of any kind.

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18.	Environmental Indemnity

Tenant hereby agrees to hold harmless Landlord, any successors to their respective interests in this Lease, and the respective directors, officers, employees and agents of any of the foregoing from and against any losses, claims, damages, penalties, fines, liabilities (including strict liability), costs (including cleanup and recovery costs), and expenses (including reasonable expenses of litigation and reasonable attorneys’ fees) incurred by Landlord or assessed against the Premises by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party, for any environmental cleanup or other costs (including, without limitation, costs of investigation, remediation, monitoring, closure and post-closure obligations) pursuant to any Environmental Laws (an "Environmental Event") to the extent arising out of any action by Tenant, its agents, employees or invitees or any third party under the direction or control of Tenant in, on, under, about or affecting the Premises during the term of this Lease. Tenant’s indemnity obligation shall survive the termination of this Lease, provided, however, Tenant shall have no indemnity obligation with respect to (i) Hazardous Materials first introduced to Premises prior to the commencement of Tenant’s occupancy of the Premises or subsequent to the date that Tenant’s occupancy of the Premises shall have fully terminated or (ii) Hazardous Materials introduced to the Premises by Landlord, its successors, assigns or invitees or any third party under the direction or control of Landlord. For the avoidance of doubt, any references to repair in this Lease shall not refer to the repair, maintenance, investigation, remediation or monitoring of any preexisting environmental conditions on the Premises which obligations, if any, shall remain the responsibility of the Landlord. Notwithstanding anything to the contrary contained herein, if Landlord first delivers notice of an Environmental Event to Tenant after the termination of this Lease, then Tenant's liability in connection with such Environmental Event shall, together with any other such Environmental Event for which notice shall first have been delivered after termination of this Lease, be limited to an amount equal to the aggregate rent payable by Tenant during the term of this Lease.

For the purposes of this Lease, (1) "Environmental Law" means all federal, state, local and foreign laws and regulations, as in effect and as interpreted on the date hereof, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and (2) "Hazardous Materials" means chemicals, pollutants, contaminants, hazardous wastes, toxic substances, hazardous substance, and oil and petroleum products, the use of which is regulated under applicable Environmental Laws.

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19.	Miscellaneous

A. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating a relationship of principal and agent or of partnership or of joint venture between the parties hereto.

B. No waiver of any condition or covenant of this Lease by either party shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant of this Lease.

C. A Memorandum of this Lease may be recorded in the Town Clerk's office for the Town of Bloomfield, Hartford County, Connecticut, by any party hereto.

20.	Discharge of Liens

Tenant shall not create, permit to be created or to remain, and covenants to discharge any lien, encumbrance or charge upon the Premises or any part thereof or the income therefrom having any priority or preference over this Lease or ranking on a parity with the estate, right and interest of Landlord in the Premises, or any part thereof, or the income therefrom, and Tenant will not suffer any matter or thing whereby the estate, right and interest of Landlord might be impaired except as expressly provided in this Lease.

21.	Surrender and Holding Over

Tenant will, upon the expiration or prior termination of the term of this Lease, vacate and surrender the Premises and relinquish all right, title and interest in and to the Parking Lots and the Easements to Landlord in the condition in which the same was originally received from Landlord allowing for ordinary wear and tear and damage by casualty and condemnation. After the expiration of the term of this Lease, if Tenant shall continue in possession thereafter, such possession shall be on a month-to-month basis upon the same terms of this Lease (except that the rent payable by Tenant shall be at a rate equal to 125% of the rent paid during the expired term) until terminated at the end of a month by either party upon thirty (30) days’ advance written notice to the other party.

22.	Governing Law

This Lease shall be governed by, construed, and enforced in accordance with the laws of the state of Connecticut.

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23.	Entire Agreement

This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. This Agreement may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

24.	Landlord Liability

It is specifically understood and agreed that there shall be no personal liability on Landlord (or any of the partners or principals (disclosed or undisclosed) of Landlord) in respect of any of the covenants, conditions or provisions of this Lease. In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of Landlord in the Premises for the satisfaction of Tenant’s remedies.

25.	Counterparts

This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one binding agreement.

26.	Landlord Access

Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the right, upon reasonable prior notice to Tenant, to enter the Premises to (i) perform site investigations, make improvements and/or perform remediation at the Premises or (ii) take any other action reasonably required by Landlord in connection with Landlord's operation and maintenance of the business campus of which the Premises is a part; provided, that in no event shall Landlord's access to the Premises in connection with taking such actions unreasonably interfere with Tenant's occupancy of or business operations at the Premises in any material respect. In connection with any access permitted under this paragraph, Landlord shall be permitted to use a number of parking spaces in the Parking Lots reasonably necessary for the particular activities being carried out by Landlord on the Premises provided that at all times during the term of this Lease Tenant has not less than 125 parking spaces in the Parking Lots. In connection with any access or the performance of any work or the use of the Parking Lots permitted under this paragraph, Landlord shall use commercially reasonable efforts to ensure that Landlord's exercise of such rights shall not interfere with Tenant's occupancy of or business operations at the Premises in any material respect.

27.	Termination Option; Warehouse

A. Notwithstanding the foregoing and subject to the satisfaction of the conditions set forth in clause B below, upon thirty (30) days prior written notice (the “Warehouse Termination Notice”) to Landlord, Tenant shall have the right to terminate this Lease (the “Warehouse Termination Option”) on the date specified in the Warehouse Termination Notice (the “Warehouse Termination Date”) solely with respect to the Warehouse and Tenant's license to use Lot A. The portion of the Premises that is not so terminated shall be referred to herein as the “Non-Terminated Premises”. This Lease shall remain in full force and effect with respect to the Non-Terminated Premises on and after the Warehouse Termination Date.

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B. In connection with Tenant's exercising the Warehouse Termination Option:

(i)
from and after the Warehouse Termination Date, Tenant shall have access to and shall be permitted to use, solely in connection with its continued operations at the Non-Terminated Premises, up to 35 parking spaces located in Lot A at no additional charge;

(ii)
except as set forth in subparagraph (i) above, from and after the Warehouse Termination Date, the definition of Premises hereunder shall be deemed to exclude all right, title and interest in and to the Warehouse and Lot A and Landlord shall be free to use the Warehouse and Lot A for any purpose whatsoever; provided that Landlord does not interfere in any material respect with Tenant’s occupancy of or business operations at the Non-Terminated Premises;

(iii)	from and after the Warehouse Termination Date, the definition of Base Rent hereunder shall be deemed to be an amount equal to $23,333.33 per month;

(iv)
promptly after the Warehouse Termination Date, Landlord and Tenant shall execute an amendment to this Lease in a form reasonably acceptable to Landlord and Tenant, confirming the terms of the contraction;

(v)
if Tenant fails to vacate and surrender the Warehouse and/or discontinue its use of Lot A on or before the Warehouse Termination Date in the condition required pursuant to the terms of this Lease, Tenant shall be deemed to be holding over with respect thereto, entitling Landlord to exercise all of its rights and remedies under the Lease, as amended hereby, at law or in equity with respect thereto.

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WITNESS our signatures as of the day and date first above stated.

LANDLORD:

KAMAN CORPORATION

By:
Name:
Title

TENANT:

KAMAN MUSIC CORPORATION

By:
Name:
Title

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EXHIBIT D

TRADEMARK ASSIGNMENT

TRADEMARK ASSIGNMENT AGREEMENT ("Agreement"), made as of this ______ day of _______, 200__ by and between Kaman Corporation, a Connecticut corporation ("Assignor"), and Kaman Music Corporation, a Connecticut corporation ("Assignee").

WHEREAS, Assignee, Assignor and Fender Musical Instruments Corporation (“Fender”) have entered into a Stock Purchase Agreement, dated as of October 27, 2007 (the “Purchase Agreement”), pursuant to which Fender agreed to acquire from Assignor all of the issued and outstanding shares of capital stock of the Assignee, and

WHEREAS, pursuant to the Purchase Agreement, Assignor agreed to assign to Assignee any and all right, title and interest it has in and to the trademark, service mark and name “KMC” (the “Trademark”) and any registrations and pending applications thereto, along with the goodwill associated therewith and the rights to prior infringement claims related thereto.

NOW, THEREFORE, effective as of the date hereof, by this document, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, and transfer to Assignee, and its successors and assigns, the entire right, title and interest in and to the Trademark and (i) all applications and registrations which have been or may be filed or issued in respect thereto and any and all extensions and renewals thereof, (ii) all common-law rights related to the Trademark, (iii) all goodwill symbolized by and associated with the business conducted under the Trademark, (iv) all income, royalties, damages, and payments now or hereafter due or payable in respect thereto, (v) all causes of action (either in law or in equity) and the right to sue, counterclaim, and recover for past, present, or future infringement, dilution or other violations of the Trademark or other rights transferred and assigned to Assignee under this Agreement, and (vi) all rights corresponding to the foregoing throughout the world.

The assignment set forth in this Agreement is subject to the terms of the Purchase Agreement and Assignor makes no other representations or warranties with respect to the Trademark or the assignment described herein.

IN WITNESS WHEREOF, the undersigned has caused this Trademark Assignment to be duly executed by its authorized officer as of ________ ___, 200__.

Kaman Corporation

By:
Name:
Title:

STATE OF ____________:
COUNTY OF ___________,

On this _____ day of ______, 200_, before me, a Notary Public in and for the County of _________________ in the State of ___________, personally appeared ____________________, to me known to be the ____________________________ of ________________________, and being duly sworn, averred that, being duly authorized, (s)he executed the foregoing Assignment as the free act and deed of said corporation for the uses and purposes set forth.

NOTARY PUBLIC

EXHIBIT E

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (“Agreement”) is made and entered into as of [●], October 2007 (“Effective Date”), by and between Kaman Corporation, a Connecticut corporation (“Licensor”), and Kaman Music Corporation, a Connecticut corporation (the “Company”).

RECITALS

WHEREAS, Licensor and Fender Musical Instruments Corporation (“Fender”), a Delaware corporation, are parties to a certain Stock Purchase Agreement (the “SPA”), dated as of October [27], 2007, pursuant to which Fender has agreed to acquire all of the issued and outstanding shares of the Company, a wholly-owned subsidiary of Licensor, and Licensor has agreed to license to the Company and its Affiliates and Subsidiaries (collectively, “Licensee”; Licensor and Licensee each a “Party” and collectively the “Parties”) the Marks (as defined below) used by the Company and the Subsidiaries in their respective businesses;

WHEREAS, Licensor owns all right, title and interest in and to the Marks; and

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain, a license to use the Marks, consistent with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. When used in this Agreement, the following terms have the meanings set forth below. Capitalized terms used herein that are not defined below shall have the meanings ascribed to them in the SPA.

(a) “Marks” means the trademarks, service marks, logos and names set forth on Schedule A attached hereto.

(b) “Music Business” means the business heretofore conducted by the Company and the Subsidiaries, as such business may develop in the ordinary course, including without limitation the wholesale and retail businesses of marketing, promoting, designing, manufacturing, selling, buying and distributing music, musical instruments and accessories, and the products and services ancillary or related thereto.

(c) “Term” has the meaning ascribed to it in Section 8(a).

2. License.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, royalty-free, exclusive, non-transferable (except as set forth in Section 11(a)) right and license during the Term (subject to Section 8(c)), to use, reproduce and display the Marks in a manner substantially consistent with how such Marks were used in connection with the Music Business prior to Closing.

(b) For the avoidance of doubt, except for the license granted in Section 2(a), none of Licensee, the Company or any of their respective Affiliates shall, following the Closing, have any right to use the name “Kaman” in their respective businesses.

3. Restrictions.

(a) During the Term, Licensee (i) shall not knowingly do or permit to be done, and shall cause its Affiliates not to knowingly do or permit to be done, any act which will in any way adversely affect, in any material manner, the rights of Licensor in and to the Marks, or any registrations therefore; (ii) shall not knowingly do or permit to be done, and shall cause its Affiliates not to knowingly do or permit to be done, any act which could reasonably be expected in any way to adversely affect, in any manner, the rights of Licensor in and to the Marks, or any registrations therefor; (iii) shall not, and shall cause its Affiliates not to, without Licensor’s express written authorization, use any Trademark confusingly similar to any of the Marks or file or prosecute a Trademark application or other application to register the Marks or adopt or seek to register or take any other action to use or establish rights in any name, Trademark, word (in English or any other language), domain name or design anywhere in the world which are confusingly similar to any of the Marks, provided that Licensor acknowledges that “KMC” is not confusingly similar to any of the Marks; and (iv) shall not, and shall cause its Affiliates not to, attack or challenge, directly or indirectly, Licensor’s ownership or rights in or the validity of the Marks, or any application for registration or registration therefor, or any rights of Licensor therein.

(b) Licensee shall not, and shall cause its Affiliates not to, without the express prior written consent of Licensor, use the Marks in combination with any name, Trademark, word (in English or any other language), symbol, domain name, email address, letter or design in such a manner as could create a joint or combination Trademark that incorporates any of the Marks, provided that Licensor acknowledges that “KMC” is not confusingly similar to any of the Marks.

(c) Licensee shall not, and shall cause its Affiliates not to, in connection with its use of the Marks or otherwise hold itself out as having any affiliation with Licensor or any of its Affiliates, except to the extent required for informational purposes and in no event in connection with any marketing or other commercial activities. Licensor acknowledges and agrees that, subject to Licensee’s compliance with Section 3(d), Licensee’s use of the Marks in connection with products and services and the marketing thereof consistent with the terms of the license granted in Section 2(a) will not violate this clause.

(d) All uses of the Marks by Licensee shall, where reasonably practicable, be accompanied by the following legend: “Kaman Music Corporation and the Kaman name are Trademarks of Kaman Corporation and are used under limited license. Kaman Music Corporation is not affiliated with Kaman Corporation.” The foregoing sentence shall not apply to any existing inventory, which may be depleted as is, provided that Licensee shall, in its reasonably prudent business judgment, use commercially reasonable efforts to disclaim any affiliation with Licensor in such other manner as is suitable under the circumstances.

(e) Licensee agrees to use all commercially reasonable efforts to deplete within the Term the inventory of materials existing as of the Closing Date that bear the Marks.

4. Domain Name.

During the Term, Licensor shall maintain on its Internet website at http://www.kaman.com a reference to “Kaman Music” in substantially the equivalent manner and format as the reference that has appeared on that website prior to the Closing, along with (i) an explanation mutually agreeable to Licensor and Licensee stating that the Company is a separate company no longer affiliated with Licensor; and that Licensor is not responsible for the content of any website operated by the Licensee or the Company; and (ii) a hyperlink to http://www.kamanmusic.com and/or such other domain name or Uniform Resource Locator (“URL”) that may be provided by Licensee to Licensor in writing from time to time.

5. Ownership; Effect of Use.

(a) As between the Parties, Licensor is the sole and exclusive owner of all right, title and interest in and to the Marks. Licensee acknowledges that, other than the rights and licenses granted herein, Licensee, the Company and the Subsidiaries acquire no right, title or interest in and to the Marks.

(b) All goodwill associated with use of the Marks by Licensee, the Company and the Subsidiaries shall inure to the benefit of Licensor. To the extent that any rights in and to the Marks are deemed to accrue to Licensee pursuant to this Agreement or otherwise, Licensee hereby assigns any and all such rights, at such time as they may be deemed to accrue, to Licensor.

6. Representations and Warranties.

(a) Licensor hereby represents and warrants that: (i) it has registered the name “Kaman Music Corporation” as the Company’s corporate name in the jurisdiction in which the Company is incorporated; (ii) it is the owner of all right, title and interest in and to any registrations for the Marks, “Kaman Music” and “Kaman” in the jurisdictions in which such Marks are registered; and (iii) in any jurisdictions in which the Marks “Kaman Music” and “Kaman” are not registered, but in which such marks are used by the Company or its Subsidiaries as of the date hereof, Licensor is not aware of any third party claim that the use of such Marks infringes a third party’s rights, and has no reason to believe there is a valid basis for such claim.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN THE MARKS ARE LICENSED ON AN "AS IS" BASIS WITHOUT WARRANTY OR CONDITION OF ANY KIND, AND NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7. Maintenance.

To the extent that any of the Marks are registered trademarks of Licensor as of the Effective Date, Licensor shall in accordance with past practice maintain such trademark registrations during the Term. At Licensor’s reasonable request and at Licensor’s sole cost and expense, Licensee shall, and shall cause its Affiliates to, execute any documents reasonably requested by Licensor to confirm Licensor’s ownership of its rights in and to the Marks. Licensee shall, and shall cause its Affiliates to, reasonably cooperate with Licensor’s reasonable requests in connection with the filing, maintenance, renewal, enforcement and protection of all applications and registrations for the Marks, at Licensor’s sole cost and expense. Notwithstanding the foregoing and without in any way obligating Licensor to make such filings (but Licensor will in good faith confer with Licensee on such matters), should Licensor at Licensee’s request agree to make filings in connection with the Marks in jurisdictions or classes for which registrations of the Marks were not in effect at the Closing, then the costs of making and maintaining such filings during the Term shall be at Licensee’s sole cost and expense.

8. Term and Termination.

(a) The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”).

(b) Licensor may terminate this Agreement upon written notice to Licensee in the event that Licensee materially breaches any of its obligations under this Agreement and: (i) fails to cure such breach within forty-five (45) days after Licensee’s receipt of written notice thereof, or (ii) fails to commence a commercially reasonable program under which to cure in the event of a breach which may not reasonably be cured within such forty-five (45) day period, provided that Licensee shall take commercially reasonable efforts to cure such breach as expeditiously as possible, and that in the case of paragraph (ii) Licensor may terminate this Agreement if Licensee fails to cure such breach within sixty (60) days after Licensee’s receipt of written notice thereof. Licensee may terminate this Agreement upon no less than ten (10) days prior written notice to Licensor.

(c) Notwithstanding Section 8(a), Licensee is permitted to use the name "Kaman" on a standalone basis: (i) only in conjunction with inventory existing as of the Closing Date, and (ii) for no longer than twelve (12) months after the date hereof, providing that if such existing inventory is depleted prior to the date that is twelve (12) months after the date hereof, Licensee's right to use the name "Kaman" on a standalone basis shall expire on the date that such existing inventory was depleted.

9. Effect of Termination.

Upon expiration of the license granted in Section 2(a) or termination of this Agreement as provided above: (i) any and all rights to the Marks granted to Licensee hereunder shall cease and without further act or instrument revert to Licensor; and (ii) Licensee shall terminate all further use of the Marks.

10. Indemnification and Liability.

(a) Licensor shall defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, employees and agents (“Licensee Indemnified Parties”) from and against any and all Damages asserted against, resulting to, imposed upon or incurred by a Licensee Indemnified Party by reason of or resulting from any claim, action, cause of action, suit, proceeding or investigation brought or threatened by any third party arising out of or resulting from (i) Licensee’s use of the Marks in compliance with the license set forth in Section 2(a) hereof, including any claims that such use infringes, violates or misappropriates the rights of any third party, or (ii) from any product or service sold prior to, or inventory existing as of, the Closing Date, provided that Licensor shall have no obligation to indemnify any Licensee Indemnified Party for any Damages arising out of (x) facts or circumstances that constitute a breach of any of the representations or warranties of Licensee set forth in Article IV of the SPA, (y) any claim arising out of Licensee’s material breach of the license granted in Section 2(a), or (z) defects in any new product or service offered by Licensee after the Closing Date that bears the Marks. The foregoing indemnity shall not apply, and Licensor shall not be obliged to defend, indemnify or hold harmless, any of the Licensee Indemnified Parties from or against any Damages asserted against, resulting to, imposed upon or incurred by them that arises out of or results from Licensee's use of any Mark in any territory that the Company and the Subsidiaries have not used such Mark prior to the Effective Date.

(b) Licensee shall defend, indemnify and hold harmless Licensor, its Affiliates and their respective officers, directors, employees, and agents (“Licensor Indemnified Parties”) from and against any and all Damages asserted against, resulting to, imposed upon or incurred by a Licensor Indemnified Party by reason of or resulting from any claim, action, cause of action, suit, proceeding or investigation brought or threatened by any third party arising out of or resulting from (i) Licensee’s use of the Marks in violation of the license granted in Section 2(a), or (ii) any new product or service offered by Licensee after the Closing Date that bears the Marks, provided that Licensee shall have no obligation to indemnify any Licensor Indemnified Party for any Damages arising out of (x) facts or circumstances that constitute a breach of any of the representations or warranties of Licensor set forth in Article III of the SPA, (y) any claim that Licensee’s and its Subsidiaries’ use of the Marks after the Closing, in the same territories and in connection with the same goods and services offered as Licensee and its Subsidiaries used the Marks prior to the Closing, infringes the Intellectual Property rights of a third party, or (z) defects in products or services sold prior to, or inventory existing as of, the Closing Date.

(c) Indemnification claims shall be governed by the procedure in Sections 11.6 and 11.7 of the SPA.

11. Miscellaneous.

(a) Assignment. Except as expressly set forth in this Agreement, neither Party may assign any of its rights or obligations hereunder without the other Party’s prior written consent. Notwithstanding the foregoing, a Party may assign this Agreement in connection with a merger, acquisition, restructuring, consolidation or a sale of all or substantially all of its assets. Any purported assignment in violation of this Agreement shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors, assigns and transferees.

(b) Survival. Notwithstanding any termination of this Agreement, the following provisions shall survive and remain in full force and effect: Sections 8 through 11.

(c) Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

(d) Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

If to Licensor:

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Telecopy: (860) 243-7397
Attention: Candace A. Clark, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telecopy: (212) 735-2000
Attention: Randall H. Doud, Esq.

If to Licensee:

Kaman Music Corporation
_______________________________

_______________________________

_______________________________

with a copy (which shall not constitute notice) to:

Fender Musical Instruments Corporation
8860 E. Chaparral Road, Suite 100
Scottsdale, Arizona 85250
Telecopy: (480) 452-1629
Attention: Matthew P. Janopaul

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angles, California 90067
Telecopy: (310) 712-8800
Attention: Alison S. Ressler, Esq.

(e) Governing Law and Venue. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof. Any legal suit, action or proceeding brought by a Party, or any of their respective Affiliates, arising out of or based upon this Agreement shall be instituted in any federal or state court in New York, and each Party (on its behalf and on behalf of its subsidiaries) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement (along with the SPA, to the extent referenced herein) contains the entire understanding of the Parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to the subject matter hereof.

(h) Nonwaiver. Any failure of a Party to comply with any term or provision of this Agreement may be waived at any time by an instrument in writing signed by or on behalf of such Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. No delay on the part of a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(i) Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

(j) Relationship. The Parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture or agency relationship between the Parties. Neither Party shall have the right to obligate or bind the other Party in any manner to any third party.

(k) Injunctive Relief. There may be no adequate remedy at law for Licensee’s failure to comply with Section 2 or 3 of this Agreement and in the event of such failure, Licensor shall be entitled to seek equitable relief by way of temporary restraining order, preliminary injunction and permanent injunction and such other and further relief as any court having competent jurisdiction may deem just and proper, without the necessity of posting bond or proving actual damages.

(l) Further Assurances. From time to time at the request of and at the expense of the Party so requesting, Licensor and Licensee shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate the transactions contemplated hereby.

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IN WITNESS WHEREOF, this Agreement has been executed by each Party hereto through a duly authorized representative as of the day and year first above written.

Kaman Corporation

By
Name:
Title:

Fender Musical Instruments Corporation

By
Name:
Title: